[5 Property Portfolio]

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
BY AND BETWEEN,
KADIMA MEDICAL PROPERTIES, LLC,
a Delaware limited liability company
(“Seller”)
and
GAHC3 INDEPENDENCE MOB PORTFOLIO, LLC
a Delaware limited liability company
(“Buyer”)
Dated effective as of October 15, 2014

EXHIBITS
A-1 -	FEE PROPERTY ADDRESSES
A-2 -	GROUND LEASE PROPERTY ADDRESS
B-1 -	LEGAL DESCRIPTION OF LAND RELATING TO DAVIS SQUARE PROPERTY (including Parking Lease Property related thereto)
B-2 -	LEGAL DESCRIPTION OF LAND RELATING TO MORRISTOWN PROPERTY
B-3 -	LEGAL DESCRIPTION OF LAND RELATING TO SOUTHGATE PROPERTY
B-4 -	LEGAL DESCRIPTION OF LAND RELATING TO VERONA PROPERTY
B-5 -	LEGAL DESCRIPTION OF LAND RELATING TO WESTCHESTER AVE PROPERTY
C	LIST OF EXCLUDED PERSONAL PROPERTY
D	[RESERVED]
E	LIST OF PROPERTY DOCUMENTS
F-1	FORM OF TENANT ESTOPPEL
F-2	FORM OF LESSOR ESTOPPEL
F-3	FORM OF SELLER ESTOPPEL
G	FORM OF DEED
H	FORM OF ASSIGNMENT OF GROUND LEASE
I	FORM OF BILL OF SALE
J	FORM OF ASSIGNMENT OF LEASES
K	FORM OF ASSIGNMENT OF CONTRACTS
L	FORM OF TENANT NOTICE
M	FORM OF FIRPTA CERTIFICATE
N	[RESERVED]
O	ASSIGNMENT OF PARKING LEASE
P	FORM OF ASSIGNMENT OF INTANGIBLES

Q	FORM OF HOLDBACK ESCROW AGREEMENT
R-1	FORM OF REPRESENTATION LETTER
R-2	FORM OF AUDIT REQUEST LETTER
R-3	FORM OF AUDIT RESPONSE LETTER

SCHEDULES
1.1(b)	GROUND LEASES
1.1(c)	PERSONAL PROPERTY
1.1(g)	PARKING LEASE (DAVIS SQUARE PROPERTY)
1.3	ALLOCATED PURCHASE PRICES
1.6	ESCROW AGENT WIRE INSTRUCTIONS
2.3	PERMITTED EXCEPTIONS
3.5(c)	MAJOR TENANTS
4.5(b)(i)	SECURITY DEPOSITS NOT IN SELLER'S POSSESSION
5.1(e)	LIST OF LEASES
5.1(f)	LEASING COMMISSIONS
5.1(h)	LEGAL PROCEEDINGS
5.1(1)	OPERATING AGREEMENTS
5.1 (m)	UNCURED DEFAULTS UNDER PARKING LEASE
5.1(o)	UNCURED DEFULATS UNDER GROUND LEASE
5.3(b)	LEASING COMMISSIONS AND TENANT INDUCEMENT COSTS LIMITS

APPENDICES
A	ENVIRONMENTAL REPORTS

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made effective as of October 15, 2014 (the “Effective Date”), by and between KADIMA MEDICAL PROPERTIES, LLC, a Delaware limited liability company (“Seller”), and GAHC3 INDEPENDENCE MOB PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”).
ARTICLE I

PURCHASE AND SALE
Section 1.1    Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey or cause to be sold and conveyed to Buyer, and Buyer agrees to purchase from Seller, the following:
(a)    (i) the fee interest in and to (and any appurtenant ground lease in connection therewith) those certain tracts or parcels of land situated in the States of Kentucky, Massachusetts and New Jersey, located at the addresses set forth in Exhibit A-1 attached hereto and made a part hereof and (ii) the leasehold interest in and to that certain tract or parcel of land situated in the State of New York located at the address set forth in Exhibit A-2 attached hereto and made a part hereof (the “Ground Lease Property”), all as more particularly described in Exhibits B-1 through B-5 attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to as the “Land”);
(b)    Subject to the rights of the ground lessor under any ground lease (collectively, the “Ground Leases” and, each, a “Ground Lease”) relating to (i) the Ground Lease Property or a portion of (ii) the Morristown Property (as described on Schedule 1.1 (b)) and (iii) the Parking Lease on the Parking Lease Property (as hereinafter defined) adjacent to the property located at 18-48 Holland Avenue, Somerville, Massachusetts (the “Davis Square Property”), the commercial buildings located on the Land, and any and all other buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding trade fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);
(c)    any and all of Seller’s, or its Affiliates’ (as defined below), right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, any appliances, equipment, furniture, fixtures, carpeting, draperies and curtains, tools and supplies, soils tests, environmental assessments, engineering reports and other physical inspection reports, architectural drawings, plans and specifications and other items of personal property owned by Seller, located on or used primarily in connection with the operation of the Land and the Improvements (the “Personal Property”),

including without limitation the Personal Property listed on Schedule 1.1c attached hereto; provided, however, that Personal Property shall specifically exclude (i) any tangible personal property owned by tenants or other occupants of the Properties identified in the Rent Roll and (ii) those specific items of tangible personal property listed on Exhibit C as “Excluded Personal Property.” For purposes of this Agreement, the term (A) “Affiliate” shall mean any person or entity Controlling, under common Control with or Controlled by a specified person or entity, whether directly or indirectly, and (B) “Control” shall mean the direct or indirect ownership of 50% or more of any claims of ownership interests in or possession, directly or indirectly (though one or more intermediaries), of the power to direct or cause the direction of the management and policies of an entity, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise;
(d)    to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof), any and all of Seller’s, or its Affiliates’, right, title and interest as landlord/lessor in and to the leases, licenses, and occupancy agreements (including, without limitation, any right, title and interest of Seller or its Affiliates in and to any subleases), including all amendments or modifications thereto or supplements thereof, covering all or any portion of the Real Properties (as such term is defined in Section 1.2 hereof) (the property interest described in clause (d) of this Section 1.1 being referred to collectively as the “Leases”), together with all rents and other sums due thereunder (the “Rents”) and any and all unapplied security deposits, letters of credit and other credit enhancement in Seller’s possession or control or for which Seller is responsible in connection therewith (the “Security Deposits”);
(e)    any and all of Seller’s, or its Affiliates’, right, title and interest in and to all contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance, management, leasing or operation of the Land, Improvements or Personal Property and which are not terminated pursuant to the terms of this Agreement;
(f)    any and all of Seller’s, or its Affiliates’, right, title and interest in and to all (i) existing payment and performance bonds, warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (ii) existing permits, certificates of occupancy, licenses, approvals and authorizations issued by any governmental authority in connection with the Properties, (iii) trademarks, trade names, service marks or logos used at or relating to the Properties and (iv) all other intangible rights and property owned by Seller or its Affiliates and used in connection with the Land and Improvements (the property described in clause (f) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”), but excluding Seller’s corporate logo or trade name;
(g)    any and all of Seller’s, or its Affiliates’, right, title and interest as tenant/lessee in and to that certain leasehold interest and lease described on Schedule 1.1(g) attached hereto and incorporated herein by this reference (the “Parking Lease”), for certain property adjacent to the Davis Square Property (the “Parking Lease Property”); and
Section 1.2    Property Defined. The Land and the Improvements are hereinafter sometimes referred to, with respect to each tract or parcel more particularly described in

Exhibits B-1 through B-5 and the land subject to the Parking Lease and Ground Lease(s), each, a “Real Property,” and collectively, with respect to all of the tracts or parcels more particularly described on Exhibits B-1 through B-5 and the land subject to the Parking Lease and Ground Lease(s), the “Real Properties.” The Real Property, the Personal Property, the Leases, the Operating Agreements, the Intangibles and, are hereinafter sometimes referred to, with respect to each tract or parcel more particularly described on Exhibits B-1 through B-5, each, a “Property”, and collectively, with respect to all of the tracts or parcels more particularly described in Exhibits B-1 through B-5, the “Properties.”
Section 1.3    Purchase Price. Subject to the terms and conditions hereof, Seller shall sell and Buyer shall purchase the Properties for the amount of ONE HUNDRED THIRTY FIVE MILLION DOLLARS ($135,000,000) (as increased or decreased by prorations and adjustments as herein provided) (the “Purchase Price”). The Purchase Price shall be allocated among each Property, determined by Seller in its sole discretion, as set forth on Schedule 1.3 attached hereto (the “Allocated Purchase Prices”). The Allocated Purchase Prices are included for solely the purpose of calculating any real property transfer tax which may be due upon the transfer of any Property and shall not be deemed to be a representation or warranty of the value thereof by Seller.
Section 1.4    Intentionally Omitted.
Section 1.5    Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at the Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer prior to the Closing. Provided that all conditions precedent to Buyer’s obligations to close are satisfied, on the Closing Date, Buyer shall deposit into Escrow (as defined in Section 1.6 below), in cash or other immediately available funds, the full amount of the Purchase Price, less the Deposit previously deposited by Buyer into Escrow TIME BEING OF THE ESSENCE as to Buyer’s obligations under this Section 1.5.
Section 1.6    Opening of Escrow; Deposit. Upon the execution and delivery of this Agreement, the parties shall establish an escrow (the “Escrow”), with (a) First American Title Insurance Company, (i) having its office at 633 Third Avenue, New York, New York 10017, Attention: Stephen Farber, Telephone: (212) 551-9402, E-mail: sfarber@firstam.com (the “Escrow Agent”) and within three (3) Business Days after the Effective Date, Buyer shall deposit, or cause to be deposited on behalf of Buyer, with Escrow Agent a sum equal Five Million Dollars ($5,000,000) in good funds by federal wire transfer pursuant to wire instructions of Escrow Agent attached hereto as Schedule 1.6 and made a part hereof (together with any interest thereon as provided herein, the “Deposit”) and (ii) having its office at 777 S. Figueroa, Suite 400, Los Angeles, California 90017, Attn: Brian Serikaku, Telephone: (213) 271-1774, E-mail: bmserikaku@firstam.com(the “Title Company”) and Buyer shall deposit with Title Company, within three (3) Business Days after the Effective Date a fully executed original or original counterpart(s) of this Agreement. Escrow Agent shall hold the Deposit in an interest-bearing account of a federally insured bank or savings and loan association reasonably acceptable to Seller, and shall otherwise handle the Deposit in accordance with the terms, and conditions of this Agreement. All interest accrued on the Deposit shall be added to and become part of the Deposit. The entire Deposit, exclusive of any and all interest accrued thereon, shall be credited to the Purchase Price upon the close of Escrow. Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account other than Escrow Agent’s fees which shall be paid equally by Buyer and Seller (except as otherwise expressly provided herein). The failure of Buyer to timely deliver the Deposit hereunder shall be a material default, and shall entitle Seller, at Seller’s sole option and as Seller’s sole remedy, to terminate this Agreement immediately, whereupon this Agreement shall terminate and be of no force and effect and neither party shall have any further rights or obligations hereunder except those which specifically provide to survive termination of this Agreement. Except as otherwise specifically provided in Sections 2.2, 3.7, 5.3(a), 6.2, and 6.3 and Articles IV and VII hereof, the Deposit (including the accrued interest thereon) shall be nonrefundable upon expiration of the Contingency Period.
Section 1.7    Deposit as Liquidated Damages. AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD, IN THE EVENT THE SALE OF THE PROPERTIES AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. SELLER’S ACTUAL DAMAGES IN THE EVENT THE SALE IS NOT CONSUMMATED ARE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AT THE EFFECTIVE DATE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 1.7 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND NOT A PENALTY, AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM A FAILURE OF THE SALE TO CLOSE DUE TO BUYER’S DEFAULT. IN ADDITION, IN THE EVENT OF BUYER’S DEFAULT, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.7 LIMIT THOSE DAMAGES SPECIFICALLY PROVIDED IN THIS AGREEMENT TO BE RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY REASON OF THE OTHER PARTY’S OBLIGATION TO PAY THE PREVAILING PARTY’S ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 10.16 HEREOF. BY THEIR SEPARATELY EXECUTING THIS SECTION 1.7 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

KADIMA MEDICAL PROPERTIES, LLC,	GAHC3 INDEPENDENCE MOB PORTFOLIO,
a Delaware limited liability company	LLC, a Delaware limited liability company

By: /s/ Joshua Dolgin	By: Griffin-American Healthcare REIT III
By: /s/ Juda Chetrit	Holdings, LP, a Delaware limited partnership
Its: Sole Member

By: Griffin-American Healthcare REIT
III, Inc., a Maryland corporation
Its: General Partner

By: /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating
Officer

Section 1.8    Escrow Agent. By its execution and delivery of this Agreement, Escrow Agent agrees to be bound by the terms and conditions of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Agent.” Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement; provided that (i) prior to expiration of the Contingency Period, the Deposit shall be refunded to Buyer at Buyer’s sole discretion, notwithstanding any controversy, notice of direction or demand from Seller, (ii) the Escrow Agent shall at Closing pay the Deposit to Seller, inclusive of any interest earned thereon, without the necessity of further notice, notwithstanding any controversy, notice or demand from Buyer, and (iii) except as provided in clause (i) and (ii), not otherwise disburse the Deposit except upon joint written order of Buyer and Seller or pursuant to a final unappealable order from a court of competent jurisdiction over the parties. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent’s breach of contract, fraud, willful misconduct or negligence. If Escrow Agent is in doubt as to its duties or obligations with regard to the Deposit, or if Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Deposit, Escrow Agent shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Buyer and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Deposit in accordance with the laws of the State of New York. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.
ARTICLE II

TITLE AND SURVEY
Section 2.1    Title Contingency Period. During the period beginning on the Effective Date and ending at 5:00 p.m. New York, New York time on the last day of the Contingency Period (hereinafter referred to as the “Title Contingency Period”), Buyer shall have the right to review and investigate any and all conditions and aspects of title to the Real

Properties. Without limiting the foregoing, Buyer shall have the right to review: (a) a current title commitment covering each of the Real Properties and all underlying exceptions (collectively, the “Title Report”), issued by the Title Company, which shall be obtained by Buyer, and (b) a copy of the most current survey(s) of each of the Real Properties in Seller’s actual possession and control, if any (the “Existing Survey(s)”) (the items referred to in clauses (a) and (b) of this Section 2.1 are hereinafter referred to as the “Title Contingency Items”); provided, however, in no event shall the Title Contingency Period be extended or delayed if Seller does not possess or is unable to locate an Existing Survey(s) of any of the Real Properties. To the extent not previously delivered to Buyer, Seller shall deliver or cause to be delivered to Buyer the Existing Surveys in Seller’s possession within three (3) Business Days following the Effective Date. During the Title Contingency Period, Buyer shall also have the right to obtain a new or updated survey(s) of each of the Real Properties prepared by a licensed surveyor or engineer obtained by Buyer at Buyer’s sole cost (the “New Survey(s)”).
Section 2.2    Title Examination.
(a)    Buyer agrees to cause title to the Real Properties to be examined by the Title Company and shall direct the Title Company to deliver copies of the Title Report to Seller's attorney simultaneously with the delivery of same to Buyer. Buyer further agrees that not later than the date upon which the Contingency Period expires, Buyer will furnish to Seller's attorneys a specification in writing (the "Title Report Objection Notice") of any exceptions to title to the Real Properties set forth in the Title Report or identified on any New Survey, which Buyer believes are not covered by the exceptions to title set forth in Section 2.3 hereof and "subject to" which Buyer believes it is not required to accept title. Within five (5) Business Days of receipt of the Title Report Objection Notice, Seller shall advise Buyer in writing whether Seller intends to cure any objections raised in the Title Report Objection Notice, and, if so, Seller shall thereupon promptly proceed to cure such objections. If Seller declines to cure any such objections, then Buyer shall, within three (3) business days of receipt of notice of Seller’s election not to cure, at its option, (i) waive such objection(s) by proceeding to Closing as provided in this Agreement, or (ii) terminate this Agreement in writing, in which event the Deposit shall be returned to Buyer within one (1) Business Day after such termination and each party shall thereupon be released from all further obligations hereunder (except as otherwise provided herein). Except as otherwise provided herein, Buyer's failure to deliver the Title Report Objection Notice to Seller on or prior to the date upon which the Contingency Period expires shall constitute Buyer's irrevocable acceptance of the Title Report and Buyer shall be deemed to have unconditionally waived any right to object to any matters set forth therein. If, after giving the Title Report Objection Notice to Seller, Buyer learns, through continuation reports or other written evidence, of any title defect(s) which Buyer claims are not covered by Section 2.3 hereof and "subject to" which Buyer believes it is not required to accept title, Buyer shall give written notice thereof to Seller promptly after the date Buyer learns of same (a “Supplemental Objection Notice”) and Buyer shall be deemed to have unconditionally waived any such matters as to which it fails to give such written notice to Seller within five (5) days after the date Buyer learns of same. Within five (5) Business Days of receipt of the Supplemental Objection Notice, Seller shall advise Buyer in writing whether Seller intends to cure any objections raised in the Supplemental Objection Notice, and, if so, Seller shall thereupon promptly proceed to cure such objections; provided that in all events, Seller shall be required to cure any items identified in the

Supplemental Objection Notice that are intentionally and voluntarily caused, created or consented to by Seller without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If Seller declines to cure any such objections, then Buyer shall, within three (3) business days of receipt of notice of Seller’s election not to cure, at its option, (A) waive such objection(s) by proceeding to Closing as provided in this Agreement, or (B) terminate this Agreement in writing, in which event the Deposit shall be returned to Buyer within two (2) Business Days after such termination and each party shall thereupon be released from all further obligations hereunder (except as otherwise specifically provided herein). Notwithstanding anything to the contrary set forth herein, Seller shall be obligated to cure any Must Cure Defects (as defined in Section 2.2(b) below) regardless of whether such Must Cure Defects are raised in the Title Report Objection Notice or any Supplemental Objection Notice. Buyer and Seller each acknowledges and agrees that TIME IS OF THE ESSENCE with respect to all time periods set forth in this Section 2.2(a), subject to any cure rights expressly provided to Seller under this Section 2.2.

(b)    If, on the Closing Date, Seller fails or is unable to convey to Buyer title to the Real Properties subject to and in accordance with the provisions of this Agreement, Seller shall be entitled, upon written notice delivered to Buyer on or prior to the Closing Date, to reasonable adjournments of the Closing one or more times for a period not to exceed sixty (60) days in the aggregate to enable Seller to convey such title to the Real Properties. The procurement by Buyer of a Title Policy (as defined below) or an endorsement thereto insuring Buyer against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval; provided that the form of such endorsement or coverage is satisfactory to Buyer in its reasonable discretion. If the disapproved title exception is monetary in nature and such endorsement or coverage insures Buyer against collection against the Real Property for such title exception, the form of such endorsement or coverage shall conclusively be deemed approved by Buyer. Any updates to any Existing Survey(s) or New Survey(s) necessitated by Seller’s cure of any title objection shall be Buyer’s sole responsibility, both as to performance and payment of costs therefor. If Seller does not so elect to adjourn the Closing, or if at the adjourned date Seller is unable to convey title subject to and in accordance with the provisions of this Agreement, Buyer may terminate this Agreement by written notice to Seller and Escrow Agent delivered on or promptly after the date scheduled for the Closing, in which event Escrow Agent shall repay to Buyer the Deposit, together with any interest earned thereon. This Agreement shall thereupon be deemed canceled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for any obligations expressly stated to survive the Closing or earlier termination of this Agreement. If Seller is unable to convey title in accordance with the provisions of this Agreement due to a default by Seller, the provisions of Section 6.2 shall apply. If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms. Subject to matters Seller agrees to cure or is deemed to have agreed to cure in accordance with this Section 2.2, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Buyer’s obligations under this Agreement or to expend any moneys therefor, nor shall Buyer have any right of action against Seller therefor, at law or in equity, except that Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all of the following items (each a “Must Cure Defect”): (i) Voluntary Liens (as hereinafter defined) and (ii) other liens encumbering Seller’s interest or its predecessors’ interest in the Real Properties (including judgments and federal, state and municipal tax liens) which are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith) and do not exceed in the aggregate $350,000. The term “Voluntary Liens” as used herein shall mean liens and other encumbrances (other than Permitted Exceptions) which Seller has knowingly and intentionally suffered or allowed to be placed on the Real Properties, including without limitation, mortgages (other than the Existing Loan, which shall be defeased), any mechanic’s liens, and liens for real property taxes and assessments, but shall expressly exclude judgments and federal, state and municipal tax liens.

(c)    Notwithstanding anything in this Section 2.2 to the contrary, Buyer may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller; provided, however, that if, on the Closing Date (as hereinafter defined), title to the Real Properties shall be encumbered by one or more Must Cure Defects, which Must Cure Defects Seller shall have failed to remove as required hereunder, Buyer shall be entitled (but not obligated) to accept title to the Real Properties subject to such Must Cure Defects, in which case Buyer shall be entitled to a credit against the Purchase Price in an amount equal to (i) in case of any Voluntary Lien, the amount required to be paid to remove the same, or (ii) in the case of any Must Cure Defects which are not Voluntary Liens, the lesser of (y) the liquidated sum of money that would be required to be paid to remove such Must Cure Defects and (z) $350,000, less any amounts actually expended by Seller to remove such Must Cure Defects. The acceptance of the Deeds and the Assignments of Ground Leases (as each of such capitalized terms is hereinafter defined) by Buyer shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

(d)    The amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge, with interest and penalties, may at the option of Seller be paid by Buyer out of the balance of the Purchase Price, if official bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof and the Title Company omits from its title policy any exception therefor.

(e)    If the Real Properties shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for Buyer to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of the Closing, either (i) Seller delivers, immediately available federal funds by wire transfer or official bank checks (or at the Closing by Buyer out of the balance of the Purchase Price), in the amount required to satisfy the same and delivers to Buyer and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title

Company) in order to omit the same as an exception to its title policy sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments or (ii) the Title Company will otherwise issue or bind itself to issue a policy which will insure Buyer against collection thereof from or enforcement thereof against the Real Properties and that no prohibition of or interference with the maintenance or intended use or intended development of the Real Properties will result from the existence of such liens or encumbrances.

Section 2.3    Permitted Exceptions. The Properties shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:
(a)    those matters approved or deemed approved by Buyer in accordance with Sections 2.2 hereof;
(b)    All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing (as hereinafter defined), subject to adjustment as herein below provided.
(c)    All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, "Laws and Regulations").
(d)    All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property, if any, existing on the date hereof (collectively, "Rights").
(e)    Any state of facts which would be shown on or by an accurate Existing Survey or New Survey (provided such state of facts as shown on a New Survey does not render the Property uninsurable at regular rates) of the Property (collectively, "Facts").
(f)    Rights of tenants and other occupants of the Property as tenants only (collectively, "Space Lessees") under the Space Leases, other than the tenant under the HVMA Lease.
(g)    Ground Leases.
(h)    Intentionally omitted
(i)    All violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations whether or not noted or issued at the date hereof or at the date of the Closing (collectively, "Violations").
(j)    Consents by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

(k)    Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property, existing as of the date hereof.
(l)    Variations between tax lot lines and lines of record title.
(m)    Standard conditions and exceptions to title contained in the form of title policy or "marked-up" title commitment employed by the Title Company.
(n)    Any financing statements, chattel mortgages, encumbrances or mechanics' or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics' or other liens filed against property no longer on the Property.
(o)    Any lien or encumbrance (including, without limitation, any mechanics' and materialmen's lien or financing statement) removal of which is the obligation of a Space Lessee pursuant to the related Space Lease.
(p)    Any other matter which the Title Company (as hereinafter defined) may raise as an exception to title, provided the Title Company will insure against collection or enforcement of same out of the Property and/or that no prohibition of present use or maintenance of the Property will result therefrom, as may be applicable.
(q)    Those matters described on Schedule 2.3 attached hereto and made a part hereof.
Section 2.4    Conveyance of Title. At Closing, Seller shall convey and transfer, or cause to be conveyed or transferred, to Buyer (a) with respect to each Real Property other than the Ground Lease Property, fee simple title to such Real Property by execution and delivery of the Deeds (as defined in Section 4.2(a) hereof) and (b) with respect to the Ground Lease Property, a portion of the Morristown Property and the Parking Lease Property, the leasehold interest in and to such Property by execution and delivery of the Assignment of Ground Lease(s) (as defined in Section 4.2(b) hereof) and the Assignment of Parking Lease (as defined in Section 4.2(m) hereof). Evidence of delivery of such fee title and leasehold interest shall be the issuance by the Title Company of current ALTA Standard Coverage Owner’s Policies of Title Insurance and ALTA Leasehold Policies of Title Insurance, as applicable (collectively, the “Title Policies”) covering each Real Property, in the aggregate amount of the Allocated Purchase Prices for all of the Real Properties, showing fee title or leasehold interest, as applicable, to such Real Property vested exclusively in Buyer or a Buyer Entity, subject only to the Permitted Exceptions, and with such endorsements as may be available to a buyer of real property in the applicable jurisdiction as may have been reasonably requested by Buyer; provided, however, the failure to obtain any requested endorsement shall not be deemed a failure of a condition to Buyer’s obligations to Close or give rise to a termination of this Agreement, unless the endorsement is being utilized by Seller to cure a title exception which was disapproved and which Seller agreed to cure or to cure a Must Cure Defect, whereupon the applicable provisions of Article II shall control. If prior to the Closing, Buyer shall deliver to the Title Company a New Survey(s) meeting the minimum standards as required by the Title Company for issuance of ALTA Extended Owner’s Policies of Title Insurance or Leasehold Policies of Title Insurance (or if the Title Company is willing to accept any Existing Survey), then Buyer shall be entitled to obtain ALTA Extended Coverage Owner’s Policies or Leasehold Policies of Title Insurance in lieu of ALTA Standard Coverage Owner’s Policies or Leasehold Policies so long as the Closing is not thereby delayed. Buyer shall pay the cost of any required New Survey(s).
ARTICLE III

REVIEW OF PROPERTY
Section 3.1    Right of Inspection.
(a)    During the period from the Effective Date and ending at 5:00 p.m. (New York time) on November 5, 2014 (hereinafter referred to as the “Contingency Period”), Buyer shall have the right (i) to review and investigate any and all conditions and aspects of the Properties in its sole and absolute discretion (except as expressly provided below and except for title and survey matters, which shall be governed by Article II hereof), which, for clarification, shall include the right to contact governmental authorities in connection with obtaining zoning compliance letters and conducting usual and customary (a) title searches, including, without limitation, searches for real estate taxes and assessments, and (b) environmental assessments, and the right to speak with tenants at the leased premises, subject to such tenant’s consent (in their sole discretion) and the provisions of Section 3.1(c) and Section 3.8, below, (ii) to receive and review copies of those items listed in Exhibit E attached hereto, to the extent in Seller’s or Seller’s Affiliates’ possession and/or control (the “Property Documents”), and (iii) at Buyer’s sole cost and expense, to make physical inspections of the Real Properties, including, but not limited to, an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement and to examine such other documents and files (i.e., in addition to the Property Documents) concerning the leasing, maintenance and operation of the Properties that are within Seller’s or Seller’s Affiliates’ actual possession or control, which documents and files shall be made available to Buyer through Seller’s Advisor (as defined in Section 8.1 below) or at Seller’s corporate headquarters in Brooklyn, New York. To the extent not previously delivered or made available to Buyer, Seller shall deliver or cause to be delivered to Buyer or make available for review by Buyer within three (3) Business Days following the Effective Date the Property Documents by either physical delivery thereof or by giving access to Buyer and/or its representatives to Seller’s electronic filing system commonly known as a “Dropbox.” Providing access to Buyer to the Property Documents through such electronic filing system shall for all purposes of this Agreement constitute delivery thereof.
(b)    Notwithstanding anything to the contrary contained in Section 3.1(a) above, Buyer acknowledges that it shall have no right to examine any of the following documents in connection with its review of the Properties, unless Seller elects to make the same available for review in its sole discretion or unless the same are required to be delivered or made available pursuant to Section 5.3(k) below: (i) partnership, limited liability company or corporate records of Seller (other than documents evidencing Seller’s authority to consummate the transactions contemplated by this Agreement, which shall be disclosed to Buyer and Title Company), (ii) internal memoranda of Seller, (iii) financial projections prepared by or for Seller, except to the extent the foregoing are part of the Property Documents, (iv) appraisals prepared by or for Seller, (iv) financials, accounting or tax records of Seller, except to the extent the foregoing are part of the Property Documents, (vi) similar proprietary, confidential or privileged information and (vii) any internal memoranda relating to the foregoing, and (vii) Attorney-Client Privileged materials (collectively, the “Confidential Documents”).
(c)    Any on-site inspections of the Properties shall occur only (i) at reasonable times during normal business hours agreed upon by Seller and Buyer after at least two (2) Business Days’ prior written notice to Seller and otherwise schedule and coordinate all inspections and conversations with tenants (i.e. any conversations with personnel of tenant at the leased premises); (ii) in a manner that will not damage the Properties, unreasonably disturb or disrupt the business activities of Seller or the tenants or unduly interfere with or disturb the use and/or occupancy of the Properties by Seller or its tenants; and (iii) after delivery of evidence satisfactory to Seller that commercial general liability insurance in an amount not less than $2,000,000.00 per occurrence respecting such work has been obtained by Buyer naming as additional insureds Seller and any other person or entity designated by Seller as having an insurable interest in the same. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer’s employees, agents, contractors, suppliers, consultants or other related parties. In conducting the foregoing inspections or otherwise accessing the Properties Buyer and any of Buyer’s representatives or agents, shall at all times comply with and be subject to the rights of tenants under the Leases. Seller may have a representative present during any such inspections. Seller may from time to time establish reasonable rules of conduct for Buyer and Buyer's representatives and agents in furtherance of the foregoing. If Buyer desires to do any invasive testing at the Properties, Buyer shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent may be given or withheld in the reasonable discretion of Seller and may further be subject to any terms and conditions imposed by Seller in its reasonable discretion, including, without limitation, the prompt restoration of the Properties to their condition prior to any such inspections or tests, at Buyer’s sole cost and expense; provided, however, that if any nationally or regionally recognized environmental consultant engaged by Buyer to review the environmental condition of the Properties, after review of the Phase I Environmental Assessment, reasonably recommends a Phase II Environmental Assessment to conduct environmental testing or sampling in addition to the Phase I Environmental Assessment for a particular Property, then notwithstanding the foregoing, Seller shall permit such additional testing or sampling (including any reasonably recommended ground water sampling) and shall not impose any unreasonable terms or conditions in connection therewith; provided further, however, that in all events any consultant performing any environmental tests or sampling beyond the scope of a Phase I Environmental Assessments shall be reasonably approved by Seller and provided that any results shall not form the basis of any right of Buyer to terminate this Agreement beyond the express rights of Buyer to terminate this Agreement under the applicable provisions of Sections 2.2, 3.6, 6.2, and 6.3, and Articles IV and VII hereof, or to receive any offset or credit with respect thereto against the Purchase Price. For purposes of this Section 3.1(c), Seller agrees that Partner Assessment Corporation, Inc., or an Affiliate thereof, shall be deemed a nationally or regionally recognized environmental consultant approved by Seller.
(d)    Buyer shall keep the Properties free and clear of any liens (including, but not limited to, mechanics’ liens or materialmen’s liens) arising out of Buyer’s entry onto or inspection of the Properties. At Seller’s option, Buyer will furnish to Seller copies of any reports received by Buyer relating to any inspection of the Properties, without representation or warranty of any kind (express, implied or otherwise) as to the content and accuracy thereof, and at no charge to Seller other than the costs of reproduction. BUYER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. SELLER SHALL HAVE NO CLAIMS AGAINST THE BUYER AND/OR THE PREPARER OF ANY REPORT PROVIDED BY BUYER ARISING FROM OR RELATING TO SUCH REPORTS, EXCEPT AS SET FORTH BELOW WITH RESPECT TO BUYER’S OR PREPARER’S DAMAGE TO THE PROPERTY. Buyer agrees to protect, indemnify, defend (with counsel satisfactory to Seller) and hold Seller and Seller’s employees, officers, directors, representatives, invitees, tenants, agents, contractors, servants, attorneys, shareholders, participants, Affiliates, partners, members, parents, subsidiaries, successors and assignees, free and harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees) for any injury or damage to person or property resulting from the inspection of the Properties by Buyer or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement; provided however, this indemnity by Buyer shall not extend to protect any party from (i) any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination) so long as Buyer’s actions do not aggravate any pre-existing liability of any party (it being understood that mere discovery of unknown but existing environmental contamination or latent defect shall not be considered an “aggravation”) or (ii) matters occurring to the extent they are the result of the gross negligence or willful misconduct of Seller, any Affiliate of Seller, or any other indemnified party.
Section 3.2    Environmental Reports. BUYER ACKNOWLEDGES THAT (1) BUYER WILL RECEIVE COPIES (OR HAVE ACCESS TO THROUGH THE DROPBOX) OF THE ENVIRONMENTAL REPORTS LISTED ON APPENDIX A (the “Environmental Reports”) AS PART OF THE PROPERTY DOCUMENTS WITHOUT REPRESENTATION AND WARRANTY, AND (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO BUYER, BUYER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. BUYER SHALL HAVE NO CLAIMS AGAINST THE SELLER AND/OR THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER ARISING FROM OR RELATING TO SUCH ENVIRONMENTAL REPORTS. BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTIES

TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.
Section 3.3    Request for Termination or Assumption of Operating Agreements. As part of the Property Documents, Seller shall deliver to (or provide access thereto through the Dropbox) Buyer a schedule listing all Operating Agreements and true, correct and complete copies thereof. Buyer shall have the right, in its sole and absolute discretion, to request that Seller provide notice of termination of any Operating Agreement that is terminable by notice to the other party thereto in accordance with its terms, without penalty, by delivering to Seller written notice of such election (the “Contract Termination Notice”) on or before the expiration of the Contingency Period. If Buyer timely delivers a Contract Termination Notice with respect to any such Operating Agreement, Seller shall, after receipt of such Contract Termination Notice and after the end of the Contingency Period and provided that this Agreement has not otherwise been terminated in accordance with its terms, duly and promptly provide such notice of termination to the counter party to any Operating Agreement, specifying a termination date for such Operating Agreement to be the later of (i) the Closing Date or (ii) the earliest possible date for termination of the Operating Agreement in accordance with the terms thereof. At the Closing, Buyer shall assume all Operating Agreements then in effect which were not the subject of a Contract Termination Notice (“Assumed Operating Agreements”). If Buyer fails to deliver the Contract Termination Notice within such time period, Buyer shall be deemed to have elected not to have Seller deliver a termination notice with respect to any such Operating Agreement. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the following shall apply:
(a)    Seller shall cause all other property management and leasing agreements and any agreements between the Seller and Affiliates of the Seller relating to the Property to be terminated as of the Closing; and
(b)    All Operating Agreements assumed by Buyer at the Closing will be assumed only with respect to any obligations arising thereunder from and after the Closing, as more particularly described in this Agreement and the Exhibits hereto and subject to the prorations and adjustments provided herein.
Section 3.4    No Financing Contingency. It is expressly agreed that there shall not be any conditions making Buyer’s obligations under this Agreement contingent upon the obtaining of any financing by Buyer. Notwithstanding the foregoing, Seller acknowledges that Buyer may terminate this Agreement pursuant to Section 3.6 for any reason.
Section 3.5    Review of Estoppel Certificates.
(a)    Within five (5) Business Days after the Contingency Period Expiration Date and provided Buyer has not theretofore terminated this Agreement, Seller shall prepare and deliver to each tenant under a Lease with Seller or its Affiliate an estoppel certificate in substantially the form attached hereto as Exhibit F-1 (the “Tenant Estoppels”), and shall request that the tenants complete and sign the Tenant Estoppels and return them to Seller. No later than three (3) Business Days prior to the date on which Seller intends to distribute the

Tenant Estoppels to the tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed to be given within two (2) Business Days after Buyer’s receipt thereof without reply. Seller shall use reasonable efforts to obtain and deliver to Buyer an executed Tenant Estoppel from each tenant under a Lease of the Properties, and Seller shall deliver the Tenant Estoppels to Buyer promptly upon receipt of the same. In no event shall Seller be required to declare an event of default under any Lease for failure to deliver a Tenant Estoppel or otherwise be required to institute legal proceedings against any tenant in connection therewith. The failure to deliver a Tenant Estoppel shall be treated in accordance with Section 3.5(c) and 4.7(e) hereof.
(b)    Within five (5) Business Days after the end of the Contingency Period Expiration Date; and provided Buyer has not theretofore terminated this Agreement, Seller shall prepare and deliver to the lessor under the Ground Lease(s) and the Parking Lease an estoppel certificate in substantially the form attached hereto as Exhibit F-2 or the form required by such Ground Lease(s) or Parking Lease, as the case may be, and subject to changes specific to such Ground Lease(s) or Parking Lease (collectively, the “Lessor Estoppels”), and shall request that such lessors complete and sign the Lessor Estoppels and return them to Seller in accordance with the terms of such Ground Lease(s) or Parking Lease, as the case may be. Notwithstanding the foregoing, with respect to the Parking Lease, it shall not be deemed a failure of a condition if Seller seeks to obtain a Lessor Estoppel for the Parking Lease (by, at a minimum, sending a written request for the Lessor Estoppel to lessor under the Parking Lease and following up with a telephone call), but is unable to deliver such Lessor Estoppel at Closing, but delivers a Seller Estoppel for such Parking Lease in accordance with Section 3.5(c). Seller shall deliver the Lessor Estoppels to Buyer promptly upon receipt of the same. In no event shall Seller be required to declare an event of default under the Ground Lease(s) or the Parking Lease for failure to deliver a Lessor Estoppel or otherwise be required to institute legal proceedings against such lessors in connection therewith.
(c)    Seller agrees, as a condition to Buyer’s obligation to close, to deliver to Buyer, as applicable, all of the Lessor Estoppels (subject to the provisions of Section 3.5(b) above with respect to the Parking Lease) and a Tenant Estoppel from all of the tenants which occupy eighty percent (80%) of the total leased area of each respective Property, to include all tenants leasing (i) 14,000 square feet or more at the Ground Lease Property; (ii) 5,000 square feet or more at the Davis Square Property and Verona Property (as defined in Exhibit A-1); (iii) 5,000 square feet or more at the Morristown Property (as defined in Exhibit A-1),; and (iv) 4,000 square feet or more at the Southgate Property (as defined in Exhibit A-1) (collectively, the “Required Tenant Estoppels”). The tenants described in (i) through (iv) above are each hereinafter referred to as a “Major Tenant.” Leases at the same Property with the same tenant or Affiliates of such tenant identified on such other leases shall be aggregated for the purposes of determining whether a tenant is a Major Tenant. If Seller is unable to timely obtain the Required Tenant Estoppels prior to the Closing Date, Seller agrees to deliver to Buyer, prior to the Closing Date, a Seller Estoppel in substantially the form attached as Exhibit F-3 (a “Seller Estoppel”) for such missing Tenant Estoppels; provided that Buyer shall not be required to accept a Seller Estoppel in lieu of a Tenant Estoppel from a Major Tenant, nor shall Buyer be required to accept Seller Estoppels for more than ten percent (10%) of the eighty percent (80%) threshold described in the first sentence of this subsection (c) (collectively, the “Seller Estoppel Limitations”). If Seller delivers a Seller Estoppel, and if thereafter a Tenant Estoppel is received from the tenant under the Lease covered by such Seller Estoppel, as the case may be, then such Lessor Estoppel or Tenant Estoppel, as applicable, shall be substituted for such applicable Seller Estoppel (each a “Substitute Estoppel”) and Seller shall have no further liability thereunder, provided that the Tenant Estoppel contains no material adverse changes from the Seller Estoppel, or notwithstanding such changes, is nevertheless acceptable to Buyer. Seller’s liability pursuant to any Seller Estoppel shall survive the Closing, but shall expire on the earlier to occur of (i) the date which is six (6) months after the Closing Date and (ii) the date upon which an analogous Substitute Estoppel is delivered to Buyer provided the Substitute Estoppel raises no material adverse issues which relate to the period of time prior to Closing. Seller’s liability under any Seller Estoppels shall not be subject to the Basket limitation of Section 5.2, but shall be subject to the Cap limitation of Section 5.2, and shall be secured by the Holdback Escrow Account. The provisions of this Section 3.5 shall survive Closing.
Section 3.6    Due Diligence; Right of Termination. The Deposit shall be fully refundable to Buyer for any reason or no reason within two (2) Business Days of Seller's and Escrow Agent’s receipt of Buyer’s written notice thereof to Seller and Escrow Agent (the "Termination Notice") at any time prior to the expiration of the Contingency Period (the “Contingency Period Expiration Date”). This Agreement shall be deemed canceled and become void and of no further effect, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except that the provisions hereof expressly provided to survive such termination upon Buyer’s receipt from Escrow Agent of the Deposit. In the event that Buyer fails to give the Termination Notice to Seller and Escrow Agent on or before the expiration date of the Contingency Period, this Agreement shall remain in full force and effect in accordance with its express terms, except that Buyer shall be deemed to have unconditionally and irrevocably approved all of Buyer’s due diligence, including, without limitation, the Property. TIME SHALL BE OF THE ESSENCE in respect of the giving of the Termination Notice. Buyer shall have the right at any time prior to the Contingency Period Expiration Date, exercisable in its sole discretion, to provide a written notice to Seller approving all conditions and aspects of the Property (an “Approval Notice”), in which event the date of such Approval Notice shall become the Contingency Period Expiration Date.
Section 3.7    Rights Upon Termination. If this Agreement is terminated or deemed terminated with respect to all Properties by Buyer in the manner and within the applicable time period(s) provided pursuant to any of Sections 2.2, 3.1(c), 3.6, 4.1, 5.3(a), 6.2, 6.3 or Articles IV and VII, or because of a failure of a condition precedent to Buyer’s obligations hereunder as set forth in Section 4.7 and Section 4.9 below, then, (i) each party shall promptly execute and deliver to Escrow Agent such documents as Escrow Agent may reasonably require to evidence such termination; (ii) the Deposit plus all accrued interest thereon shall be returned to Buyer, (iii) all instruments in Escrow shall be returned to the party depositing the same, (iv) Buyer shall return all items previously delivered by Seller to Buyer, and at the request of Seller, copies of any reports, surveys or other studies or investigations prepared or received by Buyer relating to the Properties, subject to the provisions of Section 3.1(d) above, (v) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges, and (vi) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Properties by reason of this Agreement, except for any indemnity obligations of either party pursuant to the provisions of this Agreement which are expressly stated in this Agreement to survive termination. The provisions of this Section 3.7 shall survive the termination of this Agreement
Section 3.8     No Modification. Notwithstanding the foregoing, Buyer agrees that it shall have no right to obtain a reduction of the Purchase Price or any other modification of this Agreement as a result of any fact or circumstance or other matter discovered in the course of the inspections during the Contingency Period (including without limitation, relating to the condition of the Properties, the operation of the Properties, the tenant discussions or the inability to conduct such discussions with any tenant) it being understood and agreed that Buyer shall have no right to terminate this Agreement except as set forth in Sections 2.2, 3.6, 3.7, 5.3(a), 6.2, and 6.3, and Articles IV and VII hereof.
ARTICLE IV

CLOSING
Section 4.1    Time and Place. (a)    The Closing (as hereinafter defined) of the transaction contemplated hereby shall be consummated on December 16, 2014 (the “Closing Date”) TIME BEING OF THE ESSENCE, subject to the express adjournment rights granted in this Agreement; provided that if on or before December 12, 2014, (1) HVMA (as defined in Section 4.9(b) below) has not affirmatively elected (in writing) not to exercise the HVMA ROFR (as defined in Section 4.9(b)) in accordance with Section 4.9(b), and (2) the condition precedent set forth in Section 4.7(e) below has not been satisfied, the Closing Date shall be extended until the date that is three (3) Business Days after the later of (x) satisfaction of the Davis Square ROFR Condition in accordance with Section 4.9(b); and (y) satisfaction of the condition precedent set forth in Section 4.7(e) below. Notwithstanding anything contained herein to the contrary, in the event that the Closing has not occurred on or before March 1, 2015, this Agreement shall automatically terminate in all respects, in which case Buyer shall be entitled to the return of the Deposit from Escrow Agent, in addition to any reimbursement for out of pocket expenses that Buyer may be entitled to pursuant to this Section 4.1. If any condition precedent to Buyer’s obligations to close set forth in this Agreement is not satisfied within the time period provided for herein for satisfaction, (i) Buyer may waive the conditions in writing on or before the Closing Date, and the parties will proceed to Closing, (ii) may adjourn the Closing Date for a period not to exceed thirty (30) days in order to satisfy the condition and during such periods the parties shall cooperate in good faith and with reasonable diligence to satisfy the applicable condition, or (iii) may terminate this Agreement by written notice to Seller delivered on the Closing Date, in which event the Deposit shall promptly be returned to Buyer, and the parties shall have no further obligations hereunder except those which expressly survive Closing. If Buyer elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, either Buyer may elect to proceed pursuant to either clause (i), (ii) or (iii) above. In the event of the failure of any condition precedent to Buyer’s obligations to close, if such failure were as a direct consequence of a breach or default of Seller’s covenants, representations or warranties hereunder, Seller shall if determined by a final non-appealable judgment of a court of competent jurisdiction, be liable for such breach or default as otherwise set forth in this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event that Buyer terminates this Agreement due to a failure of the conditions precedent set forth in Section 4.9 below, then Buyer shall additionally be entitled to receive from Seller, Buyer’s actually incurred, out of pocket expenses in conjunction with this Agreement, up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000) and this reimbursement obligation shall expressly survive any termination of this Agreement; provided that Buyer shall be entitled to such reimbursement for a failure of a condition precedent described in Section 4.9(a) only to the extent that such failure was due to the willful misconduct of Seller. The term “Closing” is used in this Agreement to mean the time and date the transactions hereby are closed and the Title Policy is issued, regardless of whether the Deeds are actually recorded in the land records in which the Properties are situated.
(b)    Notwithstanding the foregoing, Buyer shall have a one time right to adjourn the Closing Date (the “Buyer’s Adjournment Option”) for fifteen (15) days (the “Adjourned Date”) provided that at least five (5) Business Days prior to the Closing Date, WITH TIME BEING OF THE ESSENCE AS TO SUCH DATE Buyer delivers notice of its exercise of such adjournment and then TIME SHALL BE OF THE ESSENCE for the performance by Buyer of its obligation hereunder on or before the Adjourned Date. Upon reasonable prior notice to Seller, which notice may be revoked by Buyer at any time without liability, Buyer may elect to close prior to the Adjourned Date. If so adjourned pursuant to the Buyer’s Adjournment Option, all references herein to the “Closing Date” shall be deemed to be to the Adjourned Date.
(c)    The Closing shall be consummated through the Escrow administered by Escrow Agent. At the Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be covenants to the parties to perform and shall be concurrent conditions.
TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BUYER’S AND SELLER’S OBLIGATION TO CONSUMMATE THE CLOSING ON THE CLOSING DATE, OR IF APPLICABLE, THE ADJOURNED CLOSING DATE, subject to any adjournment rights expressly provided to Seller or Buyer under this Agreement.
Section 4.2    Seller’s Obligations at Closing. At least one (1) Business Day prior to the scheduled Closing Date, Seller, or its Affiliates, as applicable, shall:
(a)    with respect to each Real Property other than the Ground Lease Property, deliver or cause to be delivered to Buyer through Escrow a duly executed and acknowledged Special Warranty Deed or Limited Warranty Deed in substantially the form attached hereto as Exhibit G, but with such changes thereto as are required by any applicable laws in the jurisdiction where such Real Property is located (the “Deeds”);
(b)    with respect to the Ground Lease Property and a portion of each of the Morristown Property and Davis Square Property, assign or cause to be assigned to Buyer, and Buyer shall assume, such ground lessee’s interest in and to such Ground Lease Property and a portion of each of the Morristown Property and Davis Square Property, by a duly executed assignment and assumption of ground lessee’s interest in ground lease and special warranty deed or limited warranty deed in substantially the form attached hereto as Exhibit H delivered through Escrow, but with such changes thereto as are required by any applicable laws in the jurisdiction where such Ground Lease Property is located (the “Assignments of Ground Lease”), together, if expressly required pursuant to the terms of such Ground Lease, with written consent of the applicable ground lessors to the Assignments of Ground Lease;
(c)    with respect to each applicable Property, deliver or cause to be delivered to Buyer through Escrow a duly executed bill of sale in the form attached hereto as Exhibit I (the “Bill of Sale”) conveying to Buyer without warranty (except for the representations and warranties expressly set forth in this Agreement) all right, title and interest of Seller in and to the Personal Property;
(d)    with respect to each Property, assign or cause to be assigned to Buyer and Buyer shall assume the landlord/lessor interest in and to the Leases, Rents, and Security Deposits from and after the date of Closing, and any and all Leasing Commissions and Tenant Inducement Costs, to the extent provided in Section 4.5(b)(v) hereof, by a duly executed assignment and assumption agreement (the “Assignment of Leases”) in the form attached hereto as Exhibit J delivered through Escrow;
(e)    with respect to each Property, to the extent assignable, assign or cause to be assigned to Buyer without warranty (except for the representations and warranties expressly set forth in this Agreement), and Buyer shall assume, Seller’s interest in the Assumed Operating Agreements, if any, by a duly executed assignment and assumption agreement (the “Assignment of Contracts”) in the form attached hereto as Exhibit K delivered through Escrow;
(f)    with respect to each Property, assign or cause to be assigned to Buyer, without warranty (except for the representations and warranties expressly set forth in this Agreement), Seller’s interest in the Intangibles by a duly executed assignment agreement (the “Assignment of Intangibles”) in the form attached hereto as Exhibit P delivered through Escrow;
(g)    with respect to each Property, join with Buyer to execute notices outside of Escrow in the form attached hereto as Exhibit L (the “Tenant Notices”), which Buyer shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of such Property and of the assignment to Buyer of Seller’s interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under such Lease be paid as set forth in the notice;
(h)    if any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Buyer through Escrow a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct in all material respects and explaining the state of facts giving rise to the change. Unless such certificate is received at Closing, Seller’s representations and warranties made in this Agreement shall be deemed to remade at and as of Closing. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation and warranty shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
(i)    deliver to the Title Company such usual and customary evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(j)    deliver to Buyer through Escrow a certificate in the form attached hereto as Exhibit M duly executed by Seller;
(k)    deliver to Buyer outside of Escrow or at the Properties the Leases and the Assumed Operating Agreements, together with such leasing, management and other property files and records which are material in connection with the continued operation, leasing and maintenance of the Properties, but excluding any Confidential Documents. Prior to the Closing, Seller may, at its sole cost, make a copy of all files, records and documents which Seller has delivered to Buyer. In addition, for a period of the lesser of (i) the duration of Buyer’s ownership of the Properties, or (ii) one (1) year after the Closing, Buyer shall allow Seller and its representatives access without charge to all files, records and documents delivered to Buyer at or in connection with the Closing, at the place where Buyer keeps such files, records and documents, upon reasonable advance notice and at reasonable times at Seller’s sole cost, to make copies of any and all such files, records and documents, which right shall survive the Closing;
(l)    deliver such affidavits as may be customarily and reasonably required by the Title Company, including, without limitation, “gap” indemnities and owner’s affidavits, in a form reasonably acceptable to Seller;
(m)    deliver to Buyer exclusive possession and occupancy of the Properties, subject to the Leases and the Permitted Exceptions;
(n)    with respect to the Parking Lease Property, assign or cause to be assigned to Buyer without warranty (except for the representations and warranties expressly set forth in this Agreement), and Buyer shall assume the tenant/lessee interest in and to the Parking Lease, by a duly executed assignment and assumption agreement (the “Assignment of Parking Lease”) in the form attached hereto as Exhibit O delivered through Escrow, but with such changes as are required by any applicable laws in the jurisdiction where the Real Property is located;
(o)    execute and deliver a closing statement confirming the prorations, credits and adjustments hereunder through Escrow;
(p)    Intentionally omitted;

(q)    execute an deliver such real estate transfer tax returns or other equivalent forms or documents as each respective jurisdiction requires in connection with the delivery a Deed (collectively the “Transfer Tax Documents”);
(r)    deliver a certified Rent Roll current as of three (3) Business Days prior to Closing;
(s)    deliver evidence of termination of Operating Agreements not assumed by Buyer hereunder and termination of existing management agreements;
(t)    deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including, but not limited to, any escrow agreements described in this Agreement; and
(u)    join with Buyer to execute outside of Escrow notices reasonably acceptable to Buyer and Seller (the “Lessor Notices”), which Buyer shall send to each lessor under the Ground Leases and Parking Lease promptly after the Closing, informing such lessor/third party entity of the sale of the applicable Property and of the assignment to Buyer of Seller’s interest in, and obligations under, the Ground Leases and Parking Lease, as applicable, and directing that all future notices under such documents be sent to the addressee specified by Buyer in such notice.
Section 4.3    Buyer’s Obligations at Closing. At least one (1) Business Day prior to the scheduled Closing Date, Buyer shall (or shall cause a Buyer Entity or Buyer’s permitted assignee/nominee pursuant to Section 10.3 below to):
(a)    pay to Seller through Escrow the full amount of the Purchase Price (due credit shall be given for the Deposit), as increased or decreased by prorations and adjustments as herein provided in immediately available wire transferred funds pursuant to Section 1.5 hereof;
(b)    join Seller in execution and delivery through Escrow of the Assignment of Leases, Assignment of Contracts, Assignments of Ground Lease and Assignment of Parking Lease;
(c)    join Seller in execution outside of Escrow of the Tenant Notices and the Lessor Notices;
(d)    if any representation or warranty of Buyer needs to be modified due to changes since the Effective Date, deliver to Seller through Escrow a certificate, dated as of the date of Closing and executed on behalf of Buyer by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. Unless such certificate is received at Closing, Buyer’s representations and warranties made in this Agreement, shall be deemed to remade at and as of Closing. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Buyer to prevent. The occurrence of a change in a representation or warranty shall, if materially adverse to Seller, as determined by Seller in its sole discretion, constitute the non-fulfillment of the conditions set forth in Section 4.8(c) hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
(e)    deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;
(f)    deliver such affidavits, as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Buyer;
(g)    execute and deliver a closing statement confirming the prorations, credits and adjustments hereunder through Escrow;
(h)    join Seller in execution and delivery of the Transfer Tax documents;
(i)    Intentionally omitted;
(j)    perform and satisfy all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing; execute and deliver all documents and instruments to be executed by Buyer, any Buyer Entity or any other permitted assignee or nominee of Buyer, as applicable, to evidence the assumption by such party of all of Seller’s, or its Affiliates’, as applicable, rights and obligations under this Agreement;
(k)    Intentionally omitted; and
(l)    deliver such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement, including, but not limited to, any escrow agreements described in this Agreement.
Section 4.4    Escrow Agent’s Obligations at Closing. Escrow Agent shall undertake the following at or promptly after Closing:
(a)    If necessary, Escrow Agent is authorized and instructed to insert the date Escrow closes as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;
(b)    Cause the Deeds and any other recordable instruments which the parties so direct to be recorded in the Official Records of the Recorder of the County in which the Properties are located. If permitted by applicable law, Escrow Agent is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deeds but to pay on the basis of a separate affidavit of Seller not made a part of the public record;
(c)    Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained;
(d)    Deliver to Buyer the Title Policies; and

(e)    Deliver to Seller the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.
Section 4.5    Credits and Prorations.
(a)    All income and expenses of the Properties shall be apportioned as of 12:01 a.m. on the day of Closing as if Buyer were vested with title to the Properties during the entire day upon which Closing occurs. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by Buyer at the Closing. Any such prorations not determined as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing. Such prorated items include without limitation the following:
(i)    all Rents and any other income with respect to the Properties received by the Closing, if any; taxes and assessments levied against the Properties;
(ii)    any improvement assessment liens or other similar assessments which encumber the Properties, and, with respect to assessments attributable to the time periods after Closing, Seller shall have no obligation to pay all or any portion of the principal amount of any such assessments, except to the extent required under the terms of such assessments to be paid prior to Closing;
(iii)    utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;
(iv)    all amounts payable with respect to Operating Agreements (except as provided in Section 3.3(c) above) and all Leasing Commissions and Tenant Inducement Costs as provided in Section 4.5(b)(v) below;
(v)    all rents and other amounts payable under the Ground Lease(s) and the Parking Lease;
(vi)    any other operating expenses or other items pertaining to the Properties which are customarily prorated between a buyer and a seller in the County in which the Properties are located.
(b)    Notwithstanding anything contained in Section 4.5(a) hereof:
(i)    At Closing, Seller shall credit to the account of Buyer the amount of such Security Deposits of which Seller is in possession (to the extent such Security Deposits have not been properly applied against delinquent Rents) provided that from and after the Effective Date Seller shall not apply any such Security Deposits against delinquent Rents, unless the applicable Lease shall be terminated by Seller prior to the Closing in the ordinary course of Seller’s business and consistent with past practices. A schedule of Security Deposits that are not in Seller’s possession is attached hereto as Schedule 4.5(b)(i). Seller shall assign and deliver to Buyer at Closing all letters of credit (and any assignment document required by the issuing institution), lease guarantees and other forms of credit enhancement; provided, however, that any transfer or similar fees charged or collected by the issuer or surety providing any such letter of credit, lease bond or similar non-cash Security Deposit shall be the responsibility of Buyer;
(ii)    At Closing, Seller shall assign to Buyer its rights to the security deposit under the Ground Lease for the Ground Lease Property, and Seller shall receive a credit at Closing for the same;
(iii)    Any property taxes and assessments paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent and if such amounts are not yet known, such amounts shall be based on the most recent tax rate and/or assessed valuation fixed and shall be reprorated between the parties within thirty (30) days after such amounts are determined.
(iv)    Any such apportionment made with respect to a tax year for which the most recent tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the most recent tax rate and/or assessed valuation fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments following the Closing by appropriate payments between themselves within thirty (30) days after such amounts are determined, subject to the provisions of Section 4.5(d) hereof. Buyer shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement to the extent such supplemental taxes apply to the period from and after the Closing Date, and Seller shall pay any such supplemental taxes that apply to the period prior to the Closing Date;
(v)    Charges referred to in Section 4.5(a) hereof which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the tenant responsible therefor for the payment of such charges. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Buyer shall deliver over to Seller an amount equal to all such charges so collected by Buyer on account thereof, when and if collected from such tenant;
(vi)    As to utility charges referred to in Section 4.5(a)(iv) hereof, Seller may upon notice to Buyer elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(vii)    Subject to the provisions of Sections 5.3(b) below, on the Closing Date, Buyer shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and Leasing Commissions (as hereinafter defined) which become due and payable (whether before or after Closing) as a result of any New Lease Documents (as defined below) executed prior to Closing and approved or deemed approved by Buyer pursuant to Section 5.3(b); provided however, to the extent any tenant under a New Lease Document signed or executed after the Effective Date and prior to the Closing commences payment of Rent under such New Lease Document prior to the Closing, then with respect to such Tenant Inducement Costs and Leasing Commissions relating thereto, the same shall be prorated between Buyer and Seller, with Buyer responsible for that portion thereof equal to the number of days in the stated term of such New Lease Document after the Closing and Seller responsible for that portion thereof equal to the number of days in the stated term prior to the Closing; provided, however, that should any such Leasing Commissions or Tenant Inducement Costs be due and payable prior to Closing, Seller shall pay such commission or cost and upon Closing, Seller shall receive a credit equal to the amount of Buyer’s pro rata share of such Leasing Commissions or Tenant Inducement Costs paid. For purposes of the foregoing sentence only, the Sixth Amendment of Lease Agreement between Barnabas Health Medical Group, P.C., and Seller, dated September 22, 2014, with respect to Suite 101 at the Morristown Property, shall be deemed a “New Lease Document signed or executed after the Effective Date and prior to the Closing.” The term “Tenant Inducement Costs” shall mean (A) any and all rent concessions, rent abatements, or rent credits under any Lease, and (B) any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment, free rent, and club membership allowances (other than with respect to the Master Leases (as hereinafter defined), which shall be governed by the specific terms thereof). The term “Leasing Commissions” includes all expenses connected with or arising out of the negotiation, execution and delivery of the Leases, including brokers’ commissions, leasing fees and legal fees, if any (other than with respect to the Master Leases). Seller shall be responsible for all Leasing Commissions and Tenant Inducement Costs with respect to all Leases executed or signed prior to the Effective Date. Seller shall give Buyer a credit at Closing in the amount of any and all Tenant Inducement Costs and Leasing Commissions which relate to the current term of the Leases and are unpaid or unperformed.
(viii)    No credit shall be given Seller for accrued and unpaid Rents or any other non-current sums due from tenants, on account of periods prior to the Closing Date, until these sums are paid. Buyer will use commercially reasonable efforts after Closing to collect all Rents in the usual course of Buyer's operation of the Properties, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed to Seller for a period not to exceed six (6) months after Closing; provided Seller does not sue to evict any tenants or terminate any Leases. Unpaid and delinquent Rent collected by Seller and Buyer after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Properties, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Buyer any such Rent which Buyer is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Buyer collects any unpaid or delinquent Rent from the Properties, Buyer shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Notwithstanding the foregoing, Seller and Buyer agree that all Rent received by Seller or Buyer after the date of Closing shall be applied (w) first to the Rent for the month of Closing (and shall be prorated between Buyer and Seller as if such Rent were received prior to the Closing Date), then (x) to current Rent due Buyer, then (y) to delinquent Rent due Buyer, and then (z) to delinquent Rent due Seller, if any, in the inverse order of maturity.
(ix)    Intentionally omitted.
(x)    Any percentage rent, escalation or other charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the "Additional Rents") shall be prorated on the Closing Date between Buyer and Seller based on the best estimate of Buyer and Seller (and taking into account the prior year adjustments). Not more than ten (10) Business Days, nor less than five (5) Business Days before the Closing, Seller shall deliver to Buyer for its review and approval a statement setting forth its estimate of the proration of such Additional Rents and the amount of reimbursable expenses paid by Seller prior to Closing. Buyer and Seller shall complete a final proration of Additional Rents and expenses by the earlier of May 15, 2015 and ten (10) Business Days following completion of all final reconciliations under the Leases (the "Reconciliation Date"). On the Reconciliation Date, Buyer shall deliver to Seller a reconciliation of all expenses reimbursable by tenants under the Leases for the prior calendar year, and the amount of Additional Rents received by Seller and Buyer relating thereto (the “Reconciliation”). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, Buyer shall pay to Seller the amount of such underpayment within fifteen (15) days following Buyer's receipt of any such amounts from the tenants. Notwithstanding anything to the contrary herein, Seller shall deliver to Buyer or credit against the Purchase Price at Closing any amounts collected by Seller on account of Additional Rents from tenants, which based upon Seller's estimates, exceeds the actual Additional Rent owing from such tenants through the Closing (i.e., amounts collected from such tenants on account of Additional Rent in excess of such tenants' actual year-to-date share of expenses for which the same have been collected).
(c)    Other than any appeals filed, in the ordinary course of Seller’s business practice, prior to the Effective Date, Seller may not prosecute any appeal of the real property tax assessment for any Property for tax years prior to and including the tax year in which the Closing occurs. Seller shall, however, cooperate with Buyer in connection with any appeal filed by Buyer and collection of a refund of real property taxes paid, provided that Seller shall not be obligated to incur any out-of-pocket costs or other material costs in doing so. If Buyer elects to prosecute such appeal, Buyer shall be entitled to all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Buyer by the applicable authorities. If such refund or any part thereof is received by Seller, then Seller shall promptly pay such amount to Buyer. Notwithstanding anything to the contrary herein, if Seller has formally appealed any real property tax assessment before the Effective Date, which affects taxes (i) for any years prior to the year of Closing, then Seller may prosecute such appeal without the consultation of Buyer and shall be entitled to collect any refund with respect to such period(s) or (ii) for the year of Closing and/or thereafter, Seller shall notify Buyer of same and Seller may prosecute such appeal with the consultation of Buyer, and Seller may not settle or discontinue such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall be entitled to collect any refund with respect to the period up to (but not including) the Closing Date, and Buyer shall be entitled to collect any refund with respect to the period after the Closing Date. Buyer shall cooperate with Seller, at no out of pocket cost to Buyer, in connection with such appeal; provided, however, to the extent any portion of such refund (less any out-of-pocket costs incurred by Seller in connection therewith) is payable to any tenant of a Property pursuant to any Leases assigned to Buyer at Closing, Seller shall promptly pay to such tenant its share thereof as reasonably determined by Seller.
(d)    The Title Company shall prepare and deliver to Seller and Buyer no later than five (5) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Title Company all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. Buyer and Seller shall notify the Title Company and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than two (2) Business Days before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then the parties shall proceed in good faith to correct the same; provided, however, that any adjustment shall be made, if at all, within one hundred and eighty (180) days after the Closing Date except as otherwise set forth in subsection (e) below, and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
(e)    Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Buyer shall prepare a final proration statement which shall be subject to Seller’s approval. Unless Seller objects in writing within thirty (30) days after receiving any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final. Any such revenue or expense amount shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following Closing. Seller shall be responsible for all charges, expenses and bills attributable to the period prior to the Closing Date received or discovered during such one hundred eighty (180) day period, unless otherwise covered by Additional Rents actually collected and prorated as provided above.
(f)    The provisions of this Section 4.5 shall survive Closing, as provided therein, and Seller’s obligations under this Section 4.5 shall not be subject to the Basket and Cap limitations of Section 5.2, but shall be secured by the Holdback Escrow Account.
Section 4.6    Transaction Taxes and Closing Costs. Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance
(a)    Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:
(i)    one-half (1/2) of the escrow fee, if any, which is charged by the Escrow Agent;
(ii)    any recording fees incurred in connection with the satisfaction of Seller’s obligations hereunder (if any), other than those fees relating to the recordation of the Deeds and any documents described in Section 4.6(b)(ii) below;
(iii)    the brokerage fees due to Seller’s Advisor (as defined in Section 8.1 below), if any; and
(iv)    any documentary transfer tax or similar tax (including, without limitation, City, County and State documentary transfer taxes, as applicable) which becomes payable by reason of the transfer of the Properties (collectively, “Transfer Taxes”).
(b)    Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:
(i)    one-half (1/2) of the escrow fee, if any, which is charged by the Escrow Agent;
(ii)    the fees for recording the Deeds, any documents or instruments in connection with the assumption of the Ground Leases and any additional recording fees incurred in connection with the satisfaction of Buyer’s obligations hereunder (if any);
(iii)    with respect to each Property, the premium for each of the Lender’s and the Owner’s Policy of Title Insurance or Leasehold Policy of Title Insurance to be issued to Buyer or the lender by the Title Company at Closing, and the entire cost of all endorsements thereto; and

(v)    the cost of any New Survey(s) and Buyer’s own due diligence expenses.
(c)    The Personal Property is included in this sale without charge, however, Buyer shall be responsible for the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property;
(d)    All costs and expenses incident to this transaction and the Closing thereof, and not specifically described above or elsewhere in this Agreement shall be paid by the party incurring same; and
(e)    The provisions of this Section 4.6 shall survive the Closing.
Section 4.7    Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the conditions set forth in this Section 4.7 below, any or all of which may be waived by Buyer in its sole and absolute discretion. In the event Buyer terminates this Agreement, which termination shall apply to all, but not less than all, of the Properties, due to the nonsatisfaction of any such conditions, then the termination provisions set forth in Section 3.7 above shall apply, along with the provisions of Section 4.1(a) above.
(a)    Seller shall have delivered to Buyer (or to Buyer through the Escrow Agent) all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof
(b)    All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing except as otherwise permitted herein.
(c)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.
(d)    The Title Company shall have issued or is irrevocably committed to issue the Title Policies.
(e)    No later than five (5) Business Days prior to Closing, Seller shall have obtained and delivered to Buyer the Lessor Estoppels and the Required Tenant Estoppels (including Seller Estoppels, as permitted under this Agreement) substantially in the form attached hereto as Exhibit F-1 with respect to the Tenant Estoppels and substantially in the form described in Section 3.5(b) with respect to the Lessor Estoppels. Such Tenant Estoppels shall be consistent with the respective Lease, shall not reveal any material adverse default by Seller and/or Tenant, any right to offset rent by the Tenant, or any claim of the same, unless Seller confirms that it will pay such claim or credit Buyer the amount of such claim at or prior to Closing, shall not reveal any other material adverse condition, and shall be dated no earlier than sixty (60) days prior to Closing. Lessor Estoppels shall be consistent with the respective Ground Lease or Parking Lease, shall not reveal any default by any party thereto, shall be dated no earlier than forty five (45) days prior to Closing, and shall not reveal any other material adverse condition.
(f)    There shall have been no material and adverse change in the physical condition of the Properties as described in the Casualty and Condemnation provisions herein, from the end of the Contingency Period through the Closing Date.
Section 4.8    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole and absolute discretion:
(a)    Seller shall have received the Purchase Price as adjusted as provided herein, and payable in the manner provided for in this Agreement;
(b)    Buyer shall have delivered to Seller (or to Seller through the Escrow Agent) all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;
(c)    All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing; and
(d)    Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing.
Section 4.9    Conditions Relating to Specific Properties. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell, or cause to be sold and Buyer’s obligation to purchase, each Property set forth below shall be subject to and contingent upon the satisfaction or waiver of the conditions precedent set forth in this Section 4.9 prior to the date of Closing. In the event Buyer terminates this Agreement, which termination shall apply to all, but not less than all, of the Properties, due to the nonsatisfaction of any such conditions, then the termination provisions set forth in Section 3.7 above shall apply, along with the provisions of Section 4.1(a) above.
(a)    With respect to the Ground Lease Property, and the Parking Lease Property, Seller and Buyer shall have obtained all consents required in connection with the assignment of Seller’s, or its Affiliates’, as applicable, right, title and interest as tenant/lessee in and to the Ground Leases and the Parking Lease; and
(b)    With respect to the Lease between Seller and Harvard Vanguard Medical Associates, Inc. (“HVMA”) at the Davis Square Property (the “HVMA Lease”), Seller shall have provided Buyer with evidence that HVMA, the current holder of the right of first offer or right of first refusal under the HVMA Lease (the “HVMA ROFR”), shall have (to the extent applicable and required to terminate the applicable pre-emptive right or cause such right to lapse with respect to this transaction) refused or failed to exercise timely such pre-emptive right as set forth in the HVMA Lease as to this transaction (the “Davis Square ROFR Condition”), which evidence may include a statement in the Tenant Estoppel from HVMA confirming that HVMA has elected not to exercise its right of first offer or right of first refusal, and which evidence shall be reasonably satisfactory to Buyer and the Title Company. Seller shall provide Buyer with copies of all correspondence between Seller and HVMA related to the Davis Square ROFR Condition as it applies to the transactions contemplated by this Agreement. Seller shall provide HVMA with the notice of the intent to sell the Davis Square Property required under the HVMA Lease within one (1) Business Day after the Contingency Period Expiration Date.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 5.1    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Effective Date that:
(a)    Organization. Seller has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business in the States in which the Properties are located;
(b)    Authority. Subject to obtaining the consent of the ground lessors to the assignments of the Ground Leases, Seller has the full right and authority to enter into this Agreement, to transfer all of the Properties and to consummate or cause to be consummated the transaction contemplated by this Agreement and the execution and delivery of this Agreement will not conflict with or result in a breach of or constitute a default under any of the organizational documents of Seller, under any agreement to which Seller is a party, under any law or any order, writ injunction or decree of any court or governmental authority or results in any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
(c)    Authorization. The persons signing this Agreement on behalf of Seller are authorized to do so;
(d)    Non-Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;
(e)    Leases. Schedule 5.1(e) attached hereto sets forth, in all material respects, a true, correct and complete (i) list of the common name of each tenant under the Leases as of the Effective Date, together with the building and suite number of the space occupied by each tenant, (ii) schedule of all Security Deposits held by Seller under the Leases as of the Effective Date, (iii) arrearage schedule of all rent and other amounts owed by Tenants to Seller and (iv) schedule of expiration date of each Lease (the “Rent Roll”). To Seller’s knowledge, other than the Leases shown on the Rent Roll, the Ground Leases, the Parking Lease and this Agreement, there are no leases, subleases or other rights of possession in or to all or any part of the Properties. Seller is the landlord under the Leases and is entitled to assign the Leases to Buyer without the consent of any third party. Seller has delivered or made available to Buyer true and complete copies of the Leases. Each of the Leases is in full force and effect. Seller has not delivered to any tenant nor has Seller received from any tenant, a written notice of any default under such tenant’s respective Lease, and to Seller’s knowledge there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Leases by any party. No tenant has asserted to Seller, in writing, any claim of offset or other defense in respect of its or Seller’s obligations under its respective Lease. To Seller’s knowledge, no tenant has (A) filed for bankruptcy, (B) discontinued operations at the Properties or (C) given notice to Seller, in writing, of its intention to do any of the foregoing. Schedule 4.5(b)(i) is a true, correct and complete list of all Security Deposits that are not in Seller’s possession.
(f)    Tenant Inducement Costs and Leasing Commissions. Except as disclosed on Schedule 5.1(f), (i) there are no Tenant Inducement Costs or Leasing Commissions now or hereafter due with respect to the Leases in effect as of the Effective Date, pursuant to written agreements and (ii) Seller has not entered into any brokerage or leasing commission agreements with respect to any Property, where a Leasing Commission for any Lease in effect as of the Effective Date has been earned but not fully paid;
(g)    Condemnation. Seller has not received any written notice of any pending condemnation proceedings against any Property have been instituted or are pending, nor to Seller’s Knowledge are any such proceedings threatened;
(h)    Litigation. Except as disclosed on Schedule 5.1(h), Seller has not received any written notice of any pending action, suit, arbitration or other legal proceeding pending, or to Seller’s Knowledge, threatened, affecting (i) any Property, which are not covered by applicable insurance and which, if adversely determined, do not, or are not reasonably expected to, prevent Seller from undertaking the transactions contemplated by this Agreement; or (ii) Seller;
(i)    Violation of Laws. Seller has not received written notice of any material violation of any federal, state or local law relating to the use or operation of any Property which have not been heretofore corrected or will be corrected on or prior to the Closing. Seller has not received any written notice, from an applicable Governmental Authority, of an intention to revoke any certificate of occupancy, license, or permit issued in connection with any Property;
(j)    Insurance. Seller has not received any written notice from any insurance carrier of any material defects or inadequacies in any Real Property or Improvements. To Seller’s Knowledge, there are no pending insurance claims made by or on behalf of Seller (or any of its lenders) relating to any damage or destruction of any Real Property or Improvements;
(k)    Hazardous Materials. Except as may be set forth in the Environmental Reports), during the period of time that Seller or Seller’s Affiliate has owned each Property, Seller has not received any written notice of, any generation, transportation, storage, treatment or disposal at or from such Property of any Hazardous Materials in violation of any applicable Environmental Laws. For purposes of this Agreement, the term “Hazardous Materials” shall mean any chemical, compound, material, mixture or substance that is now or hereafter listed in any Environmental Laws as a “hazardous substance”, “toxic substance”, or the like, or any petroleum product, underground storage tanks, medical waste or radioactive or nuclear material. For purposes of this Agreement, the term “Environmental Laws” shall mean the

Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Medical Waste Tracking Act (42 U.S.C. § 6992 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and any similar applicable state and local laws and ordinances and the regulations implementing such statutes;
(l)    Operating Agreements. Attached as Schedule 5.1(l) is a list of all Operating Agreements, which list is true, correct and complete in all material respects and Seller has delivered to Buyer (or made available to Buyer in the Dropbox) true and complete copies of all Operating Agreements. Seller has not, within the last year, received any written notice of any material default under any Operating Agreement that has not been cured or waived;
(m)    Parking Lease. Seller has delivered to Buyer a correct and complete copy of the Parking Lease, and to Seller’s Knowledge, the Parking Lease is in full force and effect and has not been amended or modified, except as has been disclosed and provided to Buyer. Seller is lessee under the Parking Lease. Seller has not received any written notice from the lessor under the Parking Lease and has not delivered any written notice to the lessor alleging that Seller or lessor, as applicable, is in default of any material obligation to be performed by Seller or lessor, as applicable, under the Parking Lease which such default has not been cured prior to the Effective Date, other than the defaults listed on Schedule 5.1(m), which Seller represents will be cured prior to the Closing Date in all material respects. To Seller’s Knowledge, no consent of any third party is required for the assignment of the Parking Lease to Buyer;
(n)    Employees; Labor Agreements.    Seller has no employees in connection with the Properties. Seller is not a party to any union or other labor agreement with respect to any employees at, the Property;
(o)    Ground Leases. Seller has delivered to Buyer correct and complete copies of the Ground Leases, and to Seller’s Knowledge, the Ground Leases are in full force and effect and have not been amended or modified, except as has been disclosed and provided to Buyer. Seller is lessee under the Ground Leases. Seller has not received any written notice from any of the ground lessors under the Ground Leases and has not delivered any written notice to the ground lessors alleging that Seller or ground lessor, as applicable, is in default of any material obligation to be performed by Seller or ground lessor, as applicable, under the Ground Leases which such default has not been cured prior to the Effective Date, other than the defaults listed on Schedule 5.1(o), which Seller represents will be cured prior to the Closing Date in all material respects;
(p)    Bankruptcy.    Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally;

(q)    Zoning. Seller has not received any written notice of any formal pending material zoning action being undertaken by any governmental authority relating to any of the Properties, nor has Seller filed any zoning action with respect to any of the Properties;
(r)    Tax Appeals. Except as disclosed to Buyer, there are no tax reduction proceedings pending with respect to any of the Properties;
(s)    Financial Statements.     To Seller’s knowledge, the financial and operating statements provided to Buyer in the Property Documents are, to Seller’s Knowledge, true, correct and complete, fairly represent the financial condition of the Properties in all material respects, and contain no material misstatements or omissions; and
(t)    Title; Right of First Refusal. Seller owns fee simple title and leasehold title, as applicable, to the interests in the Real Properties, subject only to the Permitted Exceptions. Other than in connection with the Davis Square ROFR Condition, Seller has not granted to any person, firm, or entity, other than Buyer, and has no knowledge of, any right to purchase the Properties or any part thereof that will remain outstanding as of the Closing Date, including any rights of first refusal, rights of reverter, or options to purchase.
(u)    OFAC. Neither Seller nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective, officer or directors, is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
(v)    Material Commitments. Other than the leases at 2300 Westchester Avenue, Bronx, New York and 18-44 Holland Avenue, Somerville, Massachusetts (and any related agreements), Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting any of the Properties.
(w)    Declarations. Seller has not received any written notice from any association, declarant or easement holder requiring the correction of any condition with respect to any Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against such Property, or alleging a default under any such restrictions or covenants, which has not been remedied.
The term “Knowledge” as used herein with respect to Seller, shall mean the current actual and not implied or constructive knowledge, and without the duty of investigation or independent inquiry, of Joshua Dolgin and Meyer Chetrit with respect to all of the Properties, but without any personal liability in each case. Seller represents and warrants to Buyer that the foregoing named individuals are the most knowledgeable regarding the current condition and operation of the Properties.
Section 5.2    Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof, as updated as of the Closing in accordance with the terms of this Agreement shall survive Closing for a period of six (6) months following the Closing (the “Outside Claim Date”). No claim for a breach of any representation or warranty of Seller or under any such Seller Estoppel shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing, if Buyer elects to consummate the transactions described herein with such actual knowledge. Seller shall have no liability to Buyer for a breach of any representation or warranty unless (a) the valid claims for all such breaches collectively delivered pursuant hereto or thereto aggregate more than Seventy Five Thousand Dollars ($75,000.00) (the “Basket”), in which event the amount of such valid claims, shall be actionable for the full amount of such claims, up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller on or prior to the Outside Claim Date, and an action shall have been commenced by Buyer against Seller within three (3) months after the Outside Claim Date. Buyer agrees to first seek recovery under any applicable insurance policies, service contracts and/or Leases prior to seeking recovery from Seller, and Seller shall not be liable to Buyer to the extent Buyer’s claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term “Cap” shall mean the total aggregate amount equal to $2,000,000.00 in the aggregate.
At the Closing, Seller and Buyer shall create an escrow fund (the “Holdback Escrow Fund”) by Seller depositing with Escrow Agent, pursuant to an escrow agreement substantially in the form of Exhibit Q (the “Holdback Escrow Agreement”), an amount of cash equal to the Cap, which shall secure Seller’s liability under this Agreement as provided herein. Subject to the provisions of the Holdback Escrow Agreement, Seller shall be entitled to receive, and the Escrow Agent shall promptly pay to Seller, an amount equal to all amounts remaining in the Holdback Escrow Fund, together with interest earned thereon, (i) if there are no claims for indemnification against Seller or if there are no outstanding claims for which payment has not been made or are in dispute, under this Agreement, within one (1) Business Day after the Outside Claim Date or (ii) within one (1) Business Day after the final determination of all timely claimed indemnification payments owed to Buyer under this Agreement and the payment thereof to Buyer.
Section 5.3    Covenants of Seller. Seller hereby covenants with Buyer as follows:
(a)    Property Maintenance. From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Properties in a manner generally consistent with the manner in which Seller has operated and maintained the Properties prior to the Effective Date. Notwithstanding anything in this Agreement to the contrary, from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not sell, mortgage, pledge, encumber, hypothecate the Properties that will not be satisfied and removed prior to Closing, or otherwise transfer or dispose of all or of the Properties or any majority interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any voluntary action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Properties, unless mandated by applicable law, rule, code or regulation. Seller shall promptly inform Buyer in writing if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented; provided, however, Seller makes no representation or warranty that any of the tenants will be in possession of their respective demised premises at the time of Closing or paying rent and the same shall not be deemed to be a “material and adverse change” if they were to occur.
(b)    Leasing. Following the Effective Date and prior to the expiration of the Contingency Period, Seller shall have the right to enter into any amendment, renewal, termination, extension, waiver or expansion of the existing Lease or of any new Lease respecting the Property (as applicable, each a “New Lease Document”) so long as such New Lease Document is consistent with Seller’s current leasing policies and practices and the Leasing Commissions and Tenant Inducement Costs do not exceed the amount set forth on Schedule 5.3(b) attached hereto, without Buyer’s written consent, which consent shall not be unreasonably withheld; provided, however, that Seller shall provide Buyer with a copy of such proposed New Lease Document (together with any brokerage agreements, listing agreements or other agreements relating to the payment of any Leasing Commissions or Tenant Inducement Costs in connection with such New Lease Document) at least seven (7) Business Days for Buyer’s review and comment prior to executing the same. From and after the expiration of the Contingency Period, any New Lease Document which Seller wishes to execute shall be submitted to Buyer prior to execution by Seller. Buyer shall also have seven (7) Business Days after its receipt thereof to notify Seller in writing of either its approval or disapproval thereof, including all Tenant Inducement Costs and Leasing Commissions to be incurred in connection therewith. If Buyer informs Seller within such seven (7) Business Day period that Buyer does not approve such New Lease Document (or the same is deemed disapproved pursuant to the following sentence), which approval may be withheld in Buyer’s sole discretion, then this Agreement shall continue in full force and effect and Seller shall not enter into such New Lease Document. If Buyer fails to notify Seller in writing of its approval or disapproval within such seven (7) Business Day period set forth above, then Buyer shall be deemed to have disapproved of such New Lease Document. At Closing, Buyer shall reimburse Seller for any Tenant Inducement Costs and Leasing Commissions or other expenses, including legal fees, incurred by Seller pursuant to and all New Lease Documents approved (or deemed approved prior to the expiration of the Contingency Period) by Buyer pursuant hereto in accordance with and subject to the terms of Section 4.5(b)(vii) above. Seller shall deliver to Buyer copies of all invoices, leasing broker agreements, and other supporting documentation, in Seller’s possession or control, reasonably requested by Buyer in connection with the foregoing expenses, it being understood that Buyer shall be under no obligation to reimburse Seller for any expenses for which reasonable supporting documentation is not provided, which shall be deemed to include cancelled checks.
(c)    Intentionally Omitted.

(d)    Tenant Improvement Work. From the Effective Date hereof until the Closing or earlier termination of this Agreement, in connection with any Lease, Seller shall fund the cost of tenant improvement work and capital expenditures in the ordinary course of Seller’s business prior to Closing.
(e)    Insurance. From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to maintain or cause to be maintained all policies of insurance currently in effect with respect to the Properties (or comparable replacements thereof).
(f)    Operating Agreements. From the Effective Date hereof until the Closing, Seller shall not, without the prior written consent of Buyer, enter into any new Operating Agreement or amend any existing Operating Agreement unless such Operating Agreement provides that it may be terminated at any time without cause and without payment of a fee or penalty upon (30) days notice; provided, however, Seller will deliver to Buyer, within three (3) days of signing, copies of each new Operating Agreement and each Operating Agreement amended after the Effective Date;
(g)    Compliance With Leases. From the Effective Date until Closing, Seller shall use commercially reasonable efforts to comply with all of the material terms, conditions, and provisions to be performed or observed by the Seller under the Leases, the Parking Lease, the Ground Leases and any restrictions recorded against the Properties and not cause or, but for force majeure, allow to occur any material event of default with respect to any of Seller’s obligations under the Leases, the Parking Lease, the Ground Leases and any agreements recorded against the Properties and Seller shall promptly notify Buyer of any default notice received under the Ground Leases, the Parking Lease, any Lease or any restrictive recorded agreement (but in no event later than five (5) business days following the date Seller receives such written notice). From and after the Contingency Period Expiration until Closing or earlier termination of this Agreement, Seller shall not amend or terminate any of the Leases without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall promptly notify Buyer in writing of any amendments or terminations of the Leases during the Contingency Period, which written notice shall include copies of such amendments or terminations. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall not amend or terminate any of the Ground Leases or the Parking Lease without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.
(h)    Rent Rolls.    From the Effective Date until Closing, Seller shall provide to Buyer updated Rent Rolls and arrearage reports on a monthly basis;
(i)    Representations and Warranties. Seller shall promptly give written notice to the Buyer of the occurrence of any material change to any representation or warranty made or to be made by Seller under or pursuant to this Agreement and provide Buyer with a copy of all written notices or orders concerning the Properties received by Seller from any governmental authority with jurisdiction over the Properties or Seller; and

(j)    Estoppels; Recognition Agreement. Seller shall promptly deliver to Buyer any Tenant Estoppels or Lessor Estoppels upon receipt by Seller. If requested by Buyer during the Contingency Period, Seller shall request, so that Buyer receives by Closing, a recognition and non-disturbance agreement from the prime ground lessor under the Ground Lease affecting a portion of the Morristown Property, which agreement will be substantially in the form proposed by Buyer; provided, however, that the receipt and/or content of such agreement shall not be a condition to Closing.
(k)    Cooperation with S-X 3-14 Audit. Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered Real Estate Investment Trust (“Registered Company”).  Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Properties. To assist Buyer and Registered Company, as an accommodation only, in preparing the SEC Filings, Seller agrees that no later than five (5) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Documents and are in Seller’s possession or control): (i) copies of bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) copies of the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation, to the extent there is any such explanation and any such explanation is actually known to Seller (provided that Seller shall have no duty of inquiry with respect to such accounts receivable beyond any inquiries normally made in the ordinary course of Seller’s business operations), for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, no later than two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit R-1 (the “Representation Letter”); (2) a signed audit request letter in the form attached hereto as Exhibit R-2; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit R-3 (the “Audit Response Letter”). In the event that the S-X 3-14 Audit will not be completed until after the Closing Date, Seller agrees to provide to Buyer with an updated Representation Letter following Closing, within ten (10) days after receipt of a written request therefor. Any third party out-of-pocket costs of the Seller (in addition to any costs of Buyer) in connection with the Representation Letter, the Audit Response Letter, and the Seller’s cooperation with the S-X 3-14 audit shall be the sole responsibility of Buyer, including without limitation, attorneys’ auditors’ and accountants’ fees. Seller shall present Buyer with copies of all invoices and other documentation reasonably requested by Buyer evidencing such third party costs of Seller. Furthermore, Buyer acknowledges and agrees that:

(A)	Seller shall have no liability for any financial statement or SEC Filing prepared by Buyer from any material provided by Seller as part of its cooperation with the S-X 3-14 audit.

(B)
If Buyer does not deliver a Termination Notice on or before the Contingency Period Expiration Date, Buyer shall not have the right to terminate this Agreement after the Contingency Period Expiration Date based on the results of the S-X 3-14 Audit; provided that the foregoing shall not preclude Buyer from exercising any rights that may otherwise be available to Buyer under any express provisions of this Agreement [other than this Section 5.3(k)] due to the failure of a condition precedent or for a breach of such other express provision of this Agreement.

(C)
Buyer agrees to indemnify and hold Seller harmless from and against any claims made by third parties against Seller as a result of Seller’s cooperation with the S-X 3-14 Audit to the extent that such claims do not arise directly from and as a consequence of (I) the fraud or intentional and willful misrepresentations or omissions of Seller or (II) Seller’s gross negligence or willful misconduct, subject on all respect so the limitations on liability set forth in this Agreement.

The provisions of this Section 5.3(k) shall survive Closing.
(l)    Bulk Sale Compliance. On or before fifteen (15) days before the Closing, Buyer shall submit (and simultaneously provide a copy thereof to the Seller) a completed form C-9600, Notification of Sale, Transfer or Assignment in Bulk, to the Bulk Sale Section of the Department of Treasury, Division of Taxation, State of New Jersey, in order to provide sufficient time for the Director of the Division of Taxation to advise the parties whether any sums from the sale proceeds shall be held by the Buyer’s attorney in escrow (the “Bulk Sale Escrow”) and paid over, in whole or in part, to the Department of Treasury upon its demand for same. On or before fifteen (15) days before the Closing and upon receipt of a completed copy of the form C-9600, Seller shall deliver to the Department of Treasury, Division of Taxation, State of New Jersey or the Buyer (at the Seller’s election) a completed “Asset Transfer Tax Declaration”. Following receipt by the Buyer’s attorney of a tax clearance letter from the Division of Taxation, the amount, if any, not required to be held in escrow shall be paid over to the Seller. The parties shall cooperate with each other to expedite the filing of the Bulk Sales Application with the Department of Treasury. The provisions of this Section shall survive the Closing.
(m)    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of each of the Properties on or before the day which is ten (10) Business Days after the end of each month, commencing with the month during which, provided Buyer has not theretofore terminated this Agreement in accordance with the terms of Section 3.6 of this Agreement, the Contingency Period Expiration Date occurs and continuing for each full calendar month thereafter until the Closing Date.

(n)    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not intentionally take any action that is designed to result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Properties, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
Section 5.4    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Effective Date that Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement. Buyer is solvent, has, to its knowledge, filed all tax returns to be filed by it (or obtained extensions for filing) and Buyer is not in default in the payment of any taxes levied or assessed against it or any of its assets. The representations and warranties contained in this Section 5.4 shall be deemed to have been made again as of the Closing, subject to Section 4.3(d) hereof.
Section 5.5    Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 5.4 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of six (6) months following the Closing.
Section 5.6    Covenants of Buyer.
(a)    Seller may be selling the Properties (or portions thereof) as part of a multi-property transaction to qualify as a tax-free exchange, including potentially a so-called reverse Starker exchange (“1031 Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer shall, to the extent provided below, cooperate with Seller’s reasonable request to allow Seller to attempt to qualify for the 1031 Exchange; provided, however, that Buyer’s obligation to cooperate with Seller shall be limited and conditioned as follows:
(i)    Buyer shall receive written notice from Seller at least five (5) Business Days prior to the scheduled Closing Date, which shall identify the parties involved in such 1031 Exchange and enclose all document for which Buyer’s signature shall be required;
(ii)    in no event shall Buyer be required to execute any document or instrument which may (A) subject Buyer to any additional liability or obligation to Seller or any other individual, entity or governmental agency, (B) diminish or impair Buyer’s rights under this Agreement, or (C) unreasonably delay Closing;
(iii)    Seller shall not be relieved of any of its obligations under this Agreement by reason of the 1031 Exchange; and

(iv) Buyer shall not be required to incur any costs or expenses in connection with the 1031 Exchange.
Seller’s failure to effectuate any intended 1031 Exchange shall not relieve Seller from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of such 1031 Exchange shall not be a condition precedent to Seller’s obligations under this Agreement. Buyer shall not be responsible for compliance with or be deemed to have warranted to Seller that Seller’s 1031 Exchange in fact complies with Section 1031 of the Internal Revenue Code.
(b)    Buyer shall cooperate with Seller’s, or its Affiliates’, as applicable, efforts to obtain the consent of any lessor under the Ground Leases to the proposed assignment of Seller’s, or its Affiliates’, as applicable, right, title and interest as tenant/lessee in and to such Ground Leases and the release of liability of Seller or its Affiliate thereunder (if and to the extent expressly provided in the Ground Leases or Parking Lease) from and after the Closing and under the Parking Lease; provided that if any fees or expense reimbursements are imposed by the lessors in connection with such consents and releases, Seller shall be responsible for such fees and reimbursements. With respect to the Ground Leases, such cooperation shall include, but not be limited to, the submission to the City of New York of accurate (in all material respects), completed Vendor Information Exchange System (VENDEX) questionnaires, and the submission to such lessors of any other information reasonably requested by any such lessor.
ARTICLE VI

DEFAULT
Section 6.1    Default by Buyer. If the sale of the Properties as contemplated hereunder is not consummated due solely to Buyer's default hereunder, then Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages as more particularly set forth in Section 1.7 above. Provided that all conditions precedent to Buyer’s obligations to close are satisfied, it shall be deemed a default by Buyer hereunder if Buyer, other than by reason of a Seller default, fails to consummate the transaction on the Closing Date.
Section 6.2    Default by Seller.
Except as provided in subsection (b) below, if the sale of the Properties as contemplated hereunder is not consummated due solely to Seller’s default hereunder, then Buyer shall be entitled, as its sole and exclusive remedy, to elect, as may be applicable, one of the following remedies:
(a)    If Seller’s default was not the result of a willful and intentional breach of this Agreement by Seller, Buyer shall be entitled to terminate this Agreement and receive the return of the Deposit, plus reimbursement of Buyer’s actually incurred out of pocket costs in connection with this Agreement up to a maximum amount of $350,000, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder.

The foregoing reimbursement obligation shall survive the termination of this Agreement.
(b)    If Seller’s default was the result of a willful and intentional act by Seller (including, if Seller intentionally takes or intentionally fails to take actions intended to cause and does cause any condition to Buyer’s obligation to close hereunder to fail as determined by a final, non-appealable judgment of a court of competent jurisdiction), Buyer shall be entitled to (i) terminate this Agreement and receive the return of the Deposit, plus reimbursement of Buyer’s actually incurred out of pocket costs in connection with this Agreement up to a maximum amount of $350,000, or (ii) provided that Buyer has (A) waived all applicable conditions to Closing; (B) has fully complied with and performed all of Buyer's other obligations under this Agreement; and (C) is not otherwise in breach or default under this Agreement, commence an action for specific performance, but not for damages (in any event), compelling Seller to consummate the Closing. Notwithstanding anything set forth herein to the contrary, if Buyer has funded the balance of the Purchase Price at Closing in accordance with this Agreement and Seller has defaulted, Buyer shall, if entitled, be promptly returned the balance of the Purchase Price from escrow; provided that in connection with any action for specific performance brought by Buyer, Buyer shall provide proof of immediately available funds or post any bond that may be required by the court or applicable law, in the amount of the balance of the Purchase Price, in connection with such action. The reimbursement obligations set forth in Section 6.2(b)(i) above shall survive the termination of this Agreement.

ARTICLE VII

RISK OF LOSS
Section 7.1    Minor Damage. In the event of loss or damage to any Property or any portion thereof due to casualty or condemnation which is not “Major” (as hereinafter defined), Seller shall promptly notify Buyer of such occurrence, this Agreement shall remain in full force and effect provided that Seller shall assign to Buyer all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property in question. The Allocated Purchase Price for such Property shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy and any uninsured loss. Upon Closing, full risk of loss with respect to the Properties shall pass to Buyer.
Section 7.2    Major Damage. Seller shall promptly notify Buyer of the occurrence of any “Major” loss or damage, which notice shall state the cost of repair or restoration thereof as opined by an architect or other qualified expert in accordance with Section 7.3 hereof. In the event of any such “Major” loss or damage, Buyer shall have the right, exercisable by giving written notice to Seller within fifteen (15) Business Days after receipt of Seller’s written notice, to terminate this Agreement with respect all Properties in which event this Agreement shall terminate as to all Properties. If Buyer does not elect to terminate this Agreement within said fifteen (15) Business Day period, then Buyer shall be deemed to have elected to proceed with Closing. In that event Seller shall cause the Closing to occur promptly and assign to Buyer through Escrow all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property in question. The Allocated Purchase Price for the affected Property shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Properties shall pass to Buyer.
Section 7.3    Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “Major” loss or damage refers to the following: (a) loss or damage to any Property such that the cost of repairing or restoring the Property in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Seller and reasonably approved by Buyer, equal to or greater than six percent (6%) of the Allocated Purchase Price for such Property; (b) any material loss or condemnation which materially impacts the current use of any Property (including, loss of access, loss of parking spaces or rights, or which deems the Property a non-conforming use); or (c) any loss or damage to such Property or condemnation that entitles a Major Tenant thereof to cancel its/their Leases due to such casualty or condemnation; (d) any loss or damage to such Property or condemnation that entitles the lessor under any Ground Lease or the lessor under the Parking Lease to cancel any of the Ground Leases or the Parking Lease due to such casualty or condemnation; (e) any loss or damage to such Property pursuant to which the insurance carrier has denied liability for the payment of such costs, if Buyer elects to receive the insurance proceeds on account thereof; or (f) if such Property is subject to the lien of a mortgage or deed of trust, the lender accelerates or claims a default due to such casualty or condemnation. If Buyer does not give written notice to Seller of Buyer’s reasons for disapproving an architect or other qualified expert within five (5) Business Days after receipt of notice of the proposed architect or other qualified expert, then Buyer shall be deemed to have disapproved the architect or other qualified expert selected by Seller.
Section 7.4    Provisions Control Over Applicable Law. The provisions of this Article VII shall supersede any law applicable to any Property and which may govern the treatment of fire or other casualty or condemnation at or of real property which is the subject of a contract for purchase or sale.
ARTICLE VIII

COMMISSIONS
Section 8.1    Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that to the best of its knowledge, no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity, other than Seller’s advisor, HealthAmerica Realty Group (“Seller’s Advisor”). Except for Seller’s Advisor, whose fees shall be paid by Seller pursuant to the terms of a separate written agreement between Seller and Seller’s Advisor, each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Properties by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.
ARTICLE IX

DISCLAIMERS AND WAIVERS
Section 9.1    AS IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:
(a)    SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(b)    UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTIES, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT THOSE MADE IN THIS AGREEMENT. ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. NEITHER SELLER, NOR ANY AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS IS.”
(c)    BUYER REPRESENTS AND COVENANTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC

SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.
(d)    UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, OR VIOLATIONS OF ANY APPLICABLE LAWS AND ANY ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES.
Section 9.2    Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.
ARTICLE X

MISCELLANEOUS
Section 10.1    Confidentiality. Buyer and its representatives shall hold in confidence all data and information obtained from Seller or its agents with respect to the Properties or this transaction (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Buyer may disclose such data and information to the employees, lenders, financial partners, advisors, consultants, accountants and attorneys of Buyer. If this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly provide written notice to Seller that Buyer has destroyed any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Buyer or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive any termination of this Agreement for a period of six (6) months.
Notwithstanding anything herein or in Section 10.2 below to the contrary:

(a)    Each party and their representatives and any of their employees or other agents may disclose to any and all persons, without limitation of any kind, the “tax treatment” and “tax structure,” within the meaning of Treasury Regulation Section 1.6011-4, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure (but no other details regarding matters covered by this Agreement, including, without limitation, the identities of the parties); provided, however, that if the transactions contemplated hereby constitute an asset or stock acquisition described in Treasury Regulation Section 1.6011-4(b)(3)(ii)(B), then disclosure of the tax treatment and tax structure and materials referred to above (but no other details regarding matters covered by this Agreement, including, without limitation, the identities of the parties) shall be permitted as provided above upon the earlier to occur of (i) the date of the public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of the public announcement of the transactions contemplated hereby, or (iii) the date of execution of this Agreement; provided however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated hereby, including all confidential communications with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.
(b)    Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of Buyer, which is a subsidiary of Griffin-American Healthcare REIT III, Inc., which is or intends to qualify as a publicly registered real estate investment trust; and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Seller and Buyer agree that the provisions of this Section 10.1(b) govern and control as to confidentiality in lieu of the provisions of Section 7 of that certain Access and Indemnity Agreement between Buyer and Seller, dated August 14, 2014.
Section 10.2    Public Disclosure. Prior to the Closing, except for the disclosures described in Section 10.1(b) above, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement. Nothing in Sections 10.1 and 10.2 hereof shall limit Buyer’s ability to disclose information with respect to the Properties and the transaction contemplated in this Agreement after Buyer has consummated the Closing.
Section 10.3    Assignment.
(a)        Subject to the provisions of this Section 10.3(b) below, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion and further provided that such assignment does not delay Closing. In the event that

Buyer desires to assign its rights hereunder, (i) Buyer shall send Seller written notice of its request at least ten (10) Business Days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, (ii) if such proposed assignee is approved by Seller, then Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (iii) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder unless expressly agreed otherwise by Seller in writing. Any transfer, directly or indirectly at any tier or level of ownership (whether by merger, consolidation or otherwise) of any stock, partnership interest or other ownership interest in Buyer or any other transaction which results (whether directly or indirectly) in a change in Control of Buyer shall constitute an assignment of this Agreement.
(b)    Notwithstanding anything to the contrary herein:
(i)    Buyer may assign its rights under this Agreement in whole or in part (i.e., with respect to the right to acquire one or more of the Properties) to any Affiliate (as defined in Section 1.1(c)), without Seller's consent; provided, however, that (A) Buyer shall provide written notice thereof to Seller not less than ten (10) Business Days prior to the Closing, (B) concurrent with such notice, Buyer shall deliver to Seller an executed assignment (or partial assignment) and assumption of this Agreement by Buyer and such Affiliate and (C) the provisions of Section 10.3(a)(iii) above shall apply.
(ii)    Without relieving Buyer of any liability under the contractual nature of this Agreement, and without assigning all or any portion of this Agreement, Buyer may also take title to one or more of the Properties in the name of an Affiliate nominee of Buyer upon giving Seller notice of such action not less than ten (10) days prior to the Closing.

Section 10.4    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) electronic mail with confirmation of receipt, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of electronic mail transmission, as of the date of the e-mail transmission provided that an original of such e-mail is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller	Kalmon Dolgin Affiliates, Inc,
101 Richardson Street
Brooklyn, New York 11211
Attn: Mr. Kalmon Dolgin
Telehpone No.: (718) 388-7700
Email: josh@kalmondolgin.com

And to:	Juda Chetrit
c/o The Chetrit Group
404 Fifth Avenue, 6th Floor
New York, New York 10018
Email: juda@chetritgroup.com

with copies to:	Steven I. Holm, Esq.
Levy Holm Pellegrino & Drath LLP
950 Third Avenue, Suite 3101
New York, NEw York 10022
Telephone: 212-759-8205
Email: sholm@lhpdlaw.com

If to Buyer:	Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Phone: (949) 270-9201
E-mail: DProsky@ahinvestors.com

with copies to:	Kaplan, Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attn: Joseph J. McQuade
Telephone: (804) 823-4004
E-mail: jmcquade@kv-legal.com

Section 10.5    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
Section 10.6    Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
Section 10.7    Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.

Section 10.8    Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
Section 10.9    Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied (or portable document format transmitted via email (“pdf”)) signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto (other than the Deeds or other recordable documents, the notarized originals of which shall be required prior to Closing). Seller and Buyer intend to be bound by the signatures on the telecopied (or pdf) document, are aware that the other party will rely on the telecopied (or pdf) signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. Following any facsimile transmittal or pdf, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement. Notwithstanding anything to the contrary in this Section 10.9, in the event that the Escrow Agent reasonably requires originals of any documents in order to close, Seller and/or Buyer, as applicable, shall deliver such originals at or prior to Closing.
Section 10.10    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.
Section 10.11    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principle or rule of law that would require the application of the law of any other jurisdiction. Buyer and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.
Section 10.12    No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
Section 10.13    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
Section 10.14    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to take effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 10.15    Recordation. This Agreement many not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.
Section 10.16    Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event either party files a lawsuit or demand for arbitration or other legal action (including in bankruptcy court) in connection with this Agreement, or any provisions contained herein, then the party that prevails in such action shall be entitled to recover, in addition to all other remedies to which it is entitled, reasonable attorneys’ fees and costs incurred in such action. Any court costs and attorneys’ fees shall be set by the court or arbitrator and not by jury. The provisions of this Section 10.16 shall survive the Closing or any termination of this Agreement.
Section 10.17    Time of the Essence. Time is of the essence (a) of each and every provision of this Agreement with respect to Buyer and (b) as to those provisions as particularly provided for in this Agreement, Seller, subject to any rights to adjourn Closing expressly granted to either Buyer or Seller in this Agreement.
Section 10.18    Intentionally Deleted.
Section 10.19    Changes to Property Entitlements. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision map, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Properties prior to the Closing, and Buyer and Seller agree not to do so without the other party’s prior written approval, which approval shall not be unreasonably withheld. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Properties shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.
Section 10.20    Dates. If, pursuant to this Agreement, any date indicated herein falls on any non-Business Day, the date so indicated shall mean the next Business Day following such date. As used herein, the term “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close. Any day observed as a religious holiday by the Jewish faith on which no work is permitted shall not be deemed a Business Day for the calculation of dates under this Agreement.
Section 10.21    Exclusivity. From and after the Effective Date and provided Buyer has not terminated this Agreement in accordance with Section 3.6 of this Agreement, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Properties until such time as this Agreement is terminated, and Seller shall not directly or through an agent or intermediary intentionally make, accept, negotiate, entertain or otherwise pursue any offers for the sale of any of the Properties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
SELLER:

KADIMA MEDICAL PROPERTIES, LLC,
a Delaware limited liability company

By:    /s/ Joshua Dolgin
Its:    Co-President

By:    /s/ Juda Chetrit
Its:    Co-President

BUYER:

GAHC3 INDEPENDENCE MOB PORTFOLIO, LLC, a Delaware limited liability company

By:      Griffin-American Healthcare REIT III
Holdings, LP, a Delaware limited partnership
Its:       Sole Member

By:      Griffin-American Healthcare REIT
III, Inc., a Maryland corporation
Its:       General Partner

By: /s/ Danny Prosky
Name:  Danny Prosky
Title: President & Chief Operating
Officer

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (a) accept the foregoing Agreement, (b) be Escrow Agent under said Agreement and (c) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: 10/15/14	FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Brett Habermann Name: Brett Habermann Its: Underwritting Counsel